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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 6, 2003

33-97090
(Commission File Number)

ACG HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (Jurisdiction of Incorporation)	62-1395968 (IRS Employer Identification Number)

100 Winners Circle
Brentwood, Tennessee 37027
(615) 377-0377
(Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

AMERICAN COLOR GRAPHICS, INC.
(Exact name of registrant as specified in its charter)

New York (Jurisdiction of Incorporation)	16-1003976 (IRS Employer Identification Number)

100 Winners Circle
Brentwood, Tennessee 37027
(615) 377-0377
(Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(c)
Exhibits

        The following exhibit is filed herewith:

Exhibit Number	Description
99.1	Press Release, dated November 6, 2003, issued by ACG Holdings, Inc. and American Color Graphics, Inc.

ITEM 9. REGULATION FD DISCLOSURE

        On November 6, 2003, ACG Holdings, Inc. and American Color Graphics, Inc. (collectively, the Company) announced that the financial results for the fiscal year ended March 31, 2003 (Fiscal Year 2003), the fiscal year ended March 31, 2002 and the fiscal year ended March 31, 2001, have been reclassified 1.) to reflect the operating results of its former digital visual effects business, Digiscope as a discontinued operation following the sale of Digiscope in June 2003, and 2.) to reflect a reclassification to the print segment of certain premedia revenues and expenses performed in our print facilities previously presented within the premedia services segment. These reclassifications do not impact our previously reported consolidated results and all other information remains as was originally filed in our March 31, 2003 Form 10-K.

SELECTED FINANCIAL DATA

        Set forth below is selected financial data for and as of the fiscal years ended March 31, 2003, 2002, 2001, 2000 and 1999. The balance sheet data as of March 31, 2003, 2002, 2001, 2000 and 1999 and the statements of operations data for the fiscal years ended March 31, 2003, 2002, 2001, 2000 and 1999 are derived from the audited consolidated financial statements for such periods and at such dates. The selected financial data below, for the fiscal years ended March 31, 2003, 2002, 2001, 2000 and 1999, also reflects our digital visual effects business ("Digiscope") as a discontinued operation.

        This data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements appearing elsewhere in this Report.

ACG Holdings, Inc.
Selected Financial Data

	Fiscal Year Ended March 31,
	2003	2002	2001	2000	1999
	(Dollars in thousands)
Statements of Operations Data:
Sales	$517,139	539,208	600,021	550,698	515,752
Cost of sales	445,493	460,283	501,338	457,913	433,436

Gross profit	71,646	78,925	98,683	92,785	82,316
Selling, general and administrative expenses	37,614	38,523	44,471	44,666	46,270
Restructuring costs and other special charges (a)	1,722	12,920	—	—	5,464

Operating income	32,310	27,482	54,212	48,119	30,582
Interest expense, net	28,584	29,806	32,929	33,798	36,077
Loss on early extinguishment of debt (b)	—	—	—	—	4,106
Other expense	1,503	624	1,154	627	1,217
Income tax expense (benefit) (c)	1,559	(5,073)	(4,927)	2,189	523

Income (loss) from continuing operations	664	2,125	25,056	11,505	(11,341)
Discontinued operations: (d)
Loss from operations, net of $0 tax	979	1,403	633	2,035	1,127

Net income (loss)	$(315)	722	24,423	9,470	(12,468)

Balance Sheet Data (at end of period):
Working capital (deficit)	$(29,820)	(865)	15,288	(2,973)	(5,451)
Total assets	$278,441	280,513	302,202	303,812	299,000
Long-term debt and capitalized leases, including current installments	$231,757	252,792	261,706	277,344	289,589
Stockholders' deficit	$(107,699)	(96,020)	(85,867)	(109,389)	(119,306)
Other Data:
Net cash provided by operating activities	$45,647	38,216	40,913	38,774	48,137
Net cash used by investing activities	$(27,446)	(16,493)	(19,006)	(24,145)	(10,364)
Net cash used by financing activities	$(22,680)	(17,189)	(21,968)	(14,576)	(37,812)
Capital expenditures (including lease obligations entered into)	$28,652	24,550	25,271	22,724	16,238
Ratio of earnings to fixed charges (e)	1.07x	—	1.58x	1.38x	—
Print segment VAR (f)	$223,041	220,650	239,521	231,628	209,455
Print impressions (in millions) (f)	12,888	12,004	12,853	12,705	12,038
EBITDA (g)	$54,279	56,654	87,111	79,243	57,808

NOTES TO SELECTED FINANCIAL DATA

(a)
In the fourth quarter of Fiscal Year 2003, we approved a restructuring plan for our print and premedia services divisions, which was designed to improve operating efficiency and profitability. We recorded $1.2 million of costs under this plan in Fiscal Year 2003.

  In January 2002, we approved a restructuring plan for our print and premedia services divisions, which was designed to improve asset utilization, operating efficiency and profitability. We recorded $8.6 million of costs under this plan in Fiscal Year 2002.

  In March 1999, we approved a restructuring plan for our premedia services division, which was designed to consolidate certain facilities in order to improve asset utilization and operational efficiency, modify the organizational structure as a result of facility consolidation and other changes and reduce overhead and other costs. We recorded $4.6 million of costs under this plan in the fiscal year ended March 31, 1999 ("Fiscal Year 1999").

  In addition, we recorded $0.5 million, $4.3 million and $0.9 million of other special charges related to asset write-offs and write-downs in our print and premedia services divisions in Fiscal Year 2003, Fiscal

  Year 2002 and Fiscal Year 1999, respectively. See note 14 to our consolidated financial statements appearing elsewhere in this Report for further discussion of this restructuring activity.

(b)
As part of a refinancing transaction entered into on May 8, 1998 (the "1998 Refinancing"), we recorded a loss related to early extinguishment of debt of $4.1 million, net of zero taxes. This loss primarily consisted of the write-off of deferred financing costs related to refinanced indebtedness in Fiscal Year 1999. This loss has been reclassified from extraordinary loss to other expense in accordance with Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections" ("SFAS 145").

(c)
The valuation allowance increased by $3.5 million in Fiscal Year 2003 as a result of changes in the deferred tax items. This increase is primarily due to a $5.0 million increase related to the tax effect of the minimum pension liability, which is a component of other comprehensive income, partially offset by a decrease in other temporary differences generating deferred tax assets.

  In the fourth quarter of Fiscal Year 2002, the valuation allowance for deferred tax assets was reduced by $5.5 million, resulting in a corresponding credit to deferred income tax expense. This adjustment reflected a change in circumstances which resulted in a judgment that a corresponding amount of our deferred tax assets will be realized in future years. The valuation allowance decreased by $0.1 million during Fiscal Year 2002 as a result of changes in the deferred tax items. This decrease primarily includes the $5.5 million decrease discussed above and a $4.2 million increase related to the tax effect of the minimum pension liability, which is a component of other comprehensive income.

(d)
In June 2003, we made a strategic decision to sell the operations of our digital visual effects business, Digiscope, for a de minimis amount. This resulted in a net loss of approximately $0.4 million in the quarter ended June 30, 2003, which is net of zero income tax benefits. The sale of Digiscope has been accounted for as a discontinued operation, and accordingly, Digiscope's operations are segregated in our consolidated financial statements. Sales, cost of sales and selling, general and administrative expenses attributable to Digiscope for Fiscal Years 2003, 2002, 2001, 2000 and 1999 have been reclassified and presented within discontinued operations.

(e)
The ratio of earnings to fixed charges is calculated by dividing earnings before fixed charges by fixed charges. Fixed charges consist of interest expense and one-third of operating lease rental expense, which is deemed to be representative of the interest factor. The deficiency in earnings to cover fixed charges is computed by subtracting earnings before fixed charges, income taxes and discontinued operations from fixed charges. The deficiency in earnings required to cover fixed charges for the fiscal years ended March 31, 2002 and 1999 was $2.9 million and $10.8 million, respectively.

(f)
We have included value-added revenue, or VAR, information to provide a better understanding of sales activity within our print segment. VAR is a non-GAAP measure and is defined as sales less the cost of paper, ink and subcontract services. We generally pass these expenses through to our customers. We have also included print impressions because we use this as an internal measure of production throughput. Although we believe print impressions to be indicative of overall production volume, total impressions may not be fully comparable period to period due to (1) differences in the type, performance and width of press equipment utilized and (2) product mix produced.

  The following table provides a reconciliation of print segment sales to print segment VAR:

	Fiscal Year Ended March 31,
	2003	2002	2001	2000	1999
	(In thousands)
Print segment sales	$463,071	475,955	522,601	473,098	434,756
Paper, ink and subcontract services	240,030	255,305	283,080	241,470	225,301

Print segment VAR	$223,041	220,650	239,521	231,628	209,455

(g)
We have included EBITDA because we believe that investors regard EBITDA as a key measure of a leveraged company's performance and ability to meet its future debt service requirements. EBITDA is defined as earnings before net interest expense, income tax expense (benefit), depreciation and amortization. EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered an alternative to net income (or any other measure of performance under accounting principles generally accepted in the United States) as a measure of performance or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Our calculation of EBITDA may be different from the calculations used by other companies and therefore comparability may be limited. Certain covenants in our debt instruments are based on EBITDA, subject to certain adjustments. The following table provides a reconciliation of EBITDA to net income (loss):

	Fiscal Year Ended March 31,
	2003	2002	2001	2000	1999
	(In thousands)
EBITDA	$54,279	56,654	87,111	79,243	57,808
Depreciation and amortization	(24,451)	(31,199)	(34,686)	(33,786)	(33,676)
Interest expense, net	(28,584)	(29,806)	(32,929)	(33,798)	(36,077)
Income tax (expense) benefit	(1,559)	5,073	4,927	(2,189)	(523)

Net income (loss)	$(315)	722	24,423	9,470	(12,468)

  The following items are included in the determination of EBITDA and net income (loss) above:

	Fiscal Year Ended March 31,
	2003	2002	2001	2000	1999
	(In thousands)
Restructuring costs	$1,191	8,638	—	—	4,556
Other special charges	531	4,282	—	—	908
Non-recurring plant consolidation costs	—	—	—	505	657
Non-recurring employee benefit and termination costs	—	—	—	—	501
Loss on early extinguishment of debt	—	—	—	—	4,106
Loss from discontinued operations	979	1,403	633	2,035	1,127

Total	$2,701	14,323	633	2,540	11,855

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Overview

        The most important drivers of our results of operations are:

  •
  the relationships we have developed with key long-term customers and the capital we have devoted to those relationships;

  •
  the balance between capacity and demand in our industry sector; and

  •
  our experienced management team's clear focus on servicing the retail advertising insert and newspaper markets.

        We believe that our willingness to customize and improve customer solutions and our commitment to technology leadership significantly enhances our ability to develop and maintain lasting relationships. For instance, in our print business, we recently acquired five printing presses and repositioned seven existing presses as a result of sales successes and to ensure that we would continue to provide high quality service in the most cost effective regions for our key customers. We also provide our print customers with comprehensive premedia services and solutions at both our print facilities and through our premedia services division. In the premedia services business, we believe that we are one of a small number of companies that can provide a full range of premedia services, and we use those capabilities to support our print sales. We also manage 11 facilities for customers at their offices, which enables us to develop strong and long-term relationships with them.

        We have experienced significant competitive pricing pressures in our industry in the past two years due to a weak retail market.    We continue to be committed to providing solutions at competitive prices. We believe that we are one of the lowest cost producers of retail advertising inserts, and we intend to continue to reduce our overall operating costs. In our print business, we have reduced, and are continuing to work to reduce, the variable and fixed costs of production through disciplined and focused cost reduction initiatives at our print facilities. In our premedia services business, we have reduced and are continuing to reduce manufacturing costs and selling, general and administrative expenses primarily through the application of certain digital premedia production methodologies, technological leadership, facility consolidation and continued cost containment initiatives.

        We are one of the leading printers of retail advertising inserts in the United States. In Fiscal Years 2003 and 2002, retail advertising inserts accounted for 87% of our total print segment sales and in Fiscal Year 2001 accounted for 86% of our total print segment sales. The focus and attention of our entire management team is dedicated to serving the retail advertising insert market. We have made and will continue to make, disciplined strategic capital investments to enable us to maintain our position as a leader in the retail advertising insert market.

        In addition to the drivers discussed above, the cost of raw materials used in our print business, which are primarily paper and ink, affects our results of operations. The cost of paper is a principal factor in our overall pricing to our customers. As a result, the level of paper costs and the proportion of paper supplied by our customers have a significant impact on our reported sales. Throughout Fiscal Year 2001, the cost of paper increased. In Fiscal Year 2002, demand for advertising declined, resulting in reduced paper requirements. The reduction in demand resulted in a decline in paper prices throughout Fiscal Year 2002. During Fiscal Year 2003, paper prices were on average at lower levels than comparable periods in the prior year. In accordance with industry practice, we generally pass through to customers increases or decreases in the price of our printed products.

        Variances in gross profit margin are impacted by product and customer mix and are also affected by changes in sales resulting from changes in paper prices and changes in the level of customer supplied paper. Our gross margin may not be comparable from period to period because of the impact of changes in paper prices and the levels of customer supplied paper included within sales.

        A portion of our print and premedia services business is seasonal in nature, particularly those revenues that are derived from retail advertising inserts. Generally, our sales from retail advertising inserts are highest during the following advertising periods: Spring advertising season from March to May, Back-to-School advertising season from July to August, and the Thanksgiving/Christmas advertising season from October to December. Sales of Sunday newspaper comics are not subject to significant seasonal fluctuations. Our strategy includes and will continue to include the mitigation of the seasonality of our print business by increasing our sales to customers whose own sales are less seasonal, such as food and drug companies, and who utilize retail advertising inserts more frequently.

Recent Performance

        During Fiscal Year 2003, we experienced increased unit volume of approximately 7% as a result of sales successes with a number of customer accounts. These sales successes included entering into a ten-year service contract with The Houston Chronicle, as well as sales and volume increases with some of our key existing customers. During this period however we conducted business in an uncertain economic climate with continued competitive pricing pressures. In addition, we experienced incremental costs associated with the addition of capacity and the repositioning of existing presses, which we undertook to accommodate new sales opportunities. These incremental costs, primarily consisted of increases in labor and benefits, raw material waste, freight expenditures, subcontract costs and warehouse storage expenses. Our profitability for Fiscal Year 2003 was negatively impacted as a result of both competitive pricing pressures and costs related to the movement and addition of presses.

        In June 2003, we made a strategic decision to sell the operations of our digital visual effects business, (Digiscope). The sale of Digiscope has been accounted for as a discontinued operation, and accordingly, Digiscope's operations are segregated in our consolidated financial statements. Sales, cost of sales and selling, general and administrative expenses attributable to Digiscope for Fiscal Years 2003, 2002 and 2001 have been reclassified and presented within discontinued operations.

Our Restructuring Results and Cost Reduction Initiatives

        We have successfully implemented significant cost reductions annually over the past several years. In January of 2002, we approved a restructuring plan that was designed to improve asset utilization to achieve new levels of operating efficiencies and greater profitability for our print and premedia services segments. The key initiatives under this restructuring plan included:

  •
  closing our Hanover, Pennsylvania print facility and our West Palm Beach, Florida premedia services facility;

  •
  downsizing our Buffalo, New York premedia services facility; and

  •
  eliminating certain administrative positions.

        These actions resulted in the elimination of 189 positions within our company.

        A large portion of work performed at the closed and downsized facilities, as well as the equipment removed from those facilities, was reallocated to our other print and premedia services facilities. These restructuring initiatives led to increased sales and allowed us to improve our overall asset utilization. Profitability was improved as a result of the reduction in overhead costs while we continued to service our print customers and many of premedia services customers from the closed and downsized facilities at our other print and premedia services facilities.

        In the fourth quarter of Fiscal Year 2003, we implemented a restructuring plan designed to further improve profitability. We closed our premedia services facility in Nashville, Tennessee, which allowed us to reallocate certain employees and equipment from that facility to our other facilities. This plan resulted in the elimination of 30 positions within our company, which has further decreased our manufacturing and overhead costs.

        In summary, our restructuring initiatives since January 2002 have resulted in the elimination of approximately 219 positions within our company, the closure of one print facility and two premedia services facilities and the downsizing of one other premedia services facility. As a result of these actions, we recognized restructuring expenses of $8.6 million and $1.2 million in Fiscal Years 2002 and 2003, respectively. In Fiscal Years 2002 and 2003, we also recorded impairment charges of $4.3 million and $0.5 million, respectively, to reflect the abandonment of certain assets within our company. We expect to pay approximately $2.1 million of the accrued restructuring costs during the fiscal year ending March 31, 2004 ("Fiscal Year 2004") and the remainder, approximately $0.9 million, in the fiscal year ending March 31, 2005 ("Fiscal Year 2005").

        See note 14 to our consolidated financial statements appearing elsewhere in this Report. Consistent with our ongoing business strategy, we will continue to focus on reducing our productions costs:

  •
  In January 2002, we approved a restructuring plan designed to improve asset utilization, operating efficiency and profitability.

  •
  In the fourth quarter of Fiscal Year 2003, we implemented various cost reduction initiatives that we expect will generate incremental cost savings. These initiatives include revisions in various procurement and employee benefit programs.

  •
  We are in the process of implementing additional cost reduction initiatives that we believe will generate additional savings in Fiscal Year 2004. These additional initiatives will include process improvements and targeted cost reduction programs at our print facilities.

        Certain of the cost reductions anticipated for Fiscal Year 2004 will not have recurring benefits in future periods. However, as part of our strategy, we intend to seek to implement additional cost reduction initiatives in the future. In addition, we estimate that certain of our costs and expenses will increase and partially offset savings from our cost reduction initiatives and expect competitive pricing pressures to continue to negatively impact our revenue growth and profitability in Fiscal Year 2004.

        The following table summarizes our historical results of continuing operations for Fiscal Years 2003, 2002 and 2001. Certain prior period presentation has been reclassified to conform to current period information for both the print and premedia services divisions.

	Fiscal Year Ended March 31,
	2003	2002	2001
	(Dollars in thousands)
Sales
Print	$463,071	475,955	522,601
Premedia Services	54,068	63,253	77,420

Total	$517,139	539,208	600,021

Gross Profit
Print	$57,826	64,713	77,385
Premedia Services	13,818	14,198	21,288
Other	2	14	10

Total	$71,646	78,925	98,683

Gross Margin
Print	12.5%	13.6%	14.8%
Premedia Services	25.6%	22.5%	27.5%
Total	13.9%	14.6%	16.5%
Operating Income (Loss)
Print (a)	$33,000	33,188	52,558
Premedia Services (a)	3,129	765	8,769
Other (b)	(3,819)	(6,471)	(7,115)

Total	$32,310	27,482	54,212

(a)
In Fiscal Year 2003, both print and premedia services' operating income includes the impact of restructuring costs of $0.6 million each. Print and premedia services' operating income in Fiscal Year 2003 also includes $0.2 million and $0.3 million of other special charges related to non-cash asset write-offs and write-downs, respectively. Print and premedia services' operating income in Fiscal Year 2002 includes the impact of restructuring costs of $6.5 million and $2.1 million, respectively. Print and premedia services' operating income in Fiscal Year 2002 also includes $3.9 million and $0.4 million of other special charges related to non-cash asset write-offs and write-downs, respectively. See "—Our Restructuring Results and Cost Reduction Initiatives" above.

(b)
Also includes corporate general and administrative expenses in Fiscal Years 2003, 2002 and 2001, and goodwill amortization expense in Fiscal Years 2002 and 2001.

Historical Results of Operations

Fiscal Year 2003 vs. Fiscal Year 2002

        Total sales decreased 4.1% to $517.1 million in Fiscal Year 2003 from $539.2 million in Fiscal Year 2002. This decrease primarily reflected a decrease in print sales of $12.9 million, or 2.7%, and a decrease in premedia services' sales of $9.2 million, or 14.5%. Total gross profit decreased to $71.6 million, or 13.9% of sales, in Fiscal Year 2003 from $78.9 million, or 14.6% of sales, in Fiscal Year 2002. Total operating income increased to $32.3 million, or 6.2% of sales, in Fiscal Year 2003 from $27.5 million, or 5.1% of sales, in Fiscal Year 2002. See the discussion of these changes by segment below.

Print

        Sales.    Print sales decreased $12.9 million to $463.1 million in Fiscal Year 2003 from $476.0 million in Fiscal Year 2002. The decrease in Fiscal Year 2003 was largely attributable to the impact of decreased paper prices, as well as an increase in customer supplied paper and the impact of competitive pricing pressures and certain changes in product and customer mix. These decreases were offset in part by an increase of approximately 7.4% in print production volume (see Value Added Revenue and Print Impressions for the Print Segment below) as a result of sales successes with new customers and increasing our share of the business with certain existing customers.

        Gross Profit.    Print gross profit decreased $6.9 million to $57.8 million in Fiscal Year 2003 from $64.7 million in Fiscal Year 2002. Print gross margin decreased to 12.5% in Fiscal Year 2003 from 13.6% in Fiscal Year 2002. The decrease in gross profit includes certain expenses incurred during Fiscal Year 2003 associated with the installation and start-up of 12 printing presses including seven presses relocated from our other print facilities, the impact of competitive pricing pressures and certain changes in product and customer mix. These decreases were offset in part by the increased print production volume. The decrease in gross margin includes these items offset in part by the impact of decreased paper prices and increased levels of customer supplied paper reflected in sales. Our gross margin may not be comparable from period to period because of the impact of changes in paper prices and levels of customer supplied paper included within sales.

        Selling, General and Administrative Expenses.    Print selling, general and administrative expenses increased $2.8 million to $24.0 million, or 5.2% of print sales, in Fiscal Year 2003, from $21.2 million, or 4.5% of print sales, in Fiscal Year 2002. This increase was primarily attributable to the impact in Fiscal Year 2002 of the change in our estimates related to the allowance for doubtful accounts, as well as increases in selling and administrative costs.

        Restructuring Costs and Other Special Charges.    Restructuring costs and other special charges decreased $9.6 million to $0.8 million in Fiscal Year 2003 from $10.4 million in Fiscal Year 2002. See "—Our Restructuring Results and Cost Reduction Initiatives" above.

        Operating Income.    As a result of the above factors, operating income from the print business decreased $0.2 million to $33.0 million in Fiscal Year 2003 from $33.2 million in Fiscal Year 2002.

Premedia Services

        Sales.    Premedia services' sales decreased $9.2 million to $54.1 million in Fiscal Year 2003 from $63.3 million in Fiscal Year 2002. The decrease in Fiscal Year 2003 was largely the result of reduced premedia services production volume associated with weak market conditions, as well as the impact of certain premedia facility closures. See "—Our Restructuring Results and Cost Reduction Initiatives" above.

        Gross Profit.    Premedia services' gross profit decreased $0.4 million to $13.8 million in Fiscal Year 2003 from $14.2 million in Fiscal Year 2002. Premedia services' gross margin increased to 25.6% in Fiscal Year 2003 from 22.5% in Fiscal Year 2002. The decrease in gross profit was primarily the result of reduced premedia services production volume, offset in part by reduced manufacturing costs related to various cost containment programs and certain premedia services facility closures.

        Selling, General and Administrative Expenses.    Premedia services' selling, general and administrative expenses decreased $1.1 million to $9.8 million, or 18.1% of premedia services' sales in Fiscal Year 2003, from $10.9 million, or 17.2% of premedia services' sales in Fiscal Year 2002. This decrease was primarily attributable to decreased selling expenses.

        Restructuring Costs and Other Special Charges.    Restructuring costs and other special charges decreased $1.6 million to $0.9 million in Fiscal Year 2003 from $2.5 million in Fiscal Year 2002. See "—Our Restructuring Results and Cost Reduction Initiatives" above.

        Operating Income.    As a result of the above factors, premedia services' operating income increased $2.3 million to $3.1 million in Fiscal Year 2003 from $0.8 million in Fiscal Year 2002.

Other Operations

        Other operations consist of corporate general, administrative and other expenses, including, for periods prior to Fiscal Year 2003, amortization expense. In Fiscal Year 2003, operating losses from other operations improved to a loss of $3.8 million from a loss of $6.5 million in Fiscal Year 2002. This improvement was due to a reduction in goodwill amortization expense of $3.0 million, offset in part by increases in certain corporate general and administrative expenses. See "—Amortization of Goodwill" below.

        Non-cash amortization expenses, which primarily include goodwill amortization, within other operations, were not incurred in Fiscal Year 2003 and were $3.0 million in Fiscal Year 2002.

Interest Expense

        In Fiscal Year 2003, interest expense decreased 4.3% to $28.7 million from $30.0 million in Fiscal Year 2002. This decrease reflected both lower levels of indebtedness and lower borrowing costs. See note 5 to our consolidated financial statements appearing elsewhere in this Report.

Income Taxes

        For Fiscal Year 2003, our tax expense was greater than the federal tax expense calculated using the federal statutory rate. This difference was primarily due to foreign tax expense, partially offset by a decrease in the valuation allowance, excluding a $5.0 million increase in the valuation allowance related to the tax effect of the minimum pension liability, which is a component of other comprehensive income. The valuation allowance increased by $3.5 million during Fiscal Year 2003 as a result of changes in the deferred tax items. This increase was primarily due to the $5.0 million tax effect of the minimum pension liability, partially offset by a decrease in other temporary differences generating deferred tax assets.

        For Fiscal Year 2002, our tax benefit was greater than the federal tax benefit calculated using the federal statutory rate.    This difference was primarily due to a decrease in the valuation allowance, excluding an increase in the valuation allowance related to the tax effect of the minimum pension liability of $4.2 million which is a component of other comprehensive income. This amount was partially offset by amortization of nondeductible goodwill and foreign tax expense. In the fourth quarter of Fiscal Year 2002, the valuation allowance for deferred tax assets was reduced by $5.5 million, resulting in a corresponding credit to deferred income tax expense. This adjustment reflected a change in circumstances which resulted in a judgment that a corresponding amount of our deferred tax assets will be realized in future years. The valuation allowance decreased by $0.1 million during Fiscal Year 2002 as a result of changes in the deferred tax items. This decrease primarily included the $5.5 million decrease discussed above and the $4.2 million increase from the tax effect of the minimum pension liability.

Discontinued Operations

        In June 2003, we sold the operations of Digiscope for a de minimis amount. This resulted in a net loss of approximately $0.4 million in the quarter ended June 30, 2003, which is net of zero income tax benefits. The sale of Digiscope has been accounted for as a discontinued operation, and accordingly, Digiscope's operating results for Fiscal Years 2003 and 2002 have been reclassified and presented within discontinued operations in our consolidated financial statements appearing elsewhere in this Report.

Net Income (Loss)

        As a result of the factors discussed above, our net income (loss) decreased to a loss of $0.3 million in Fiscal Year 2003 from income of $0.7 million in Fiscal Year 2002. Fiscal Year 2003 net loss included $1.2 million of restructuring costs and $0.5 million of other special charges related to asset write-offs and write-downs associated with the Fiscal Year 2003 restructuring plan. Fiscal Year 2002 net income included $8.6 million of restructuring costs and $4.3 million of other special charges related to asset write-offs associated with the Fiscal Year 2002 restructuring plan.

Minimum Pension Liability

        In compliance with Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions" ("SFAS 87"), we increased our minimum pension liability to approximately $23.4 million in Fiscal Year 2003 from approximately $10.8 million in Fiscal Year 2002. This increase included the impact of weak investment markets during calendar year 2002 and a reduction in our discount rate from 7.5% to 7.0%. This liability represented the amount by which the accumulated benefit obligation exceeded the fair value of the plan assets at March 31, 2003 and March 31, 2002. The recording of this liability had no impact on our consolidated statements of operations for Fiscal Years 2003 and 2002, but was recorded as a component of other comprehensive loss in our consolidated statements of stockholders' deficit at March 31, 2003 and March 31, 2002.

Fiscal Year 2002 vs. Fiscal Year 2001

        Total sales decreased 10.1% to $539.2 million in Fiscal Year 2002 from $600.0 million in Fiscal Year 2001. This decrease primarily reflected a decrease in print sales of $46.6 million, or 8.9%, and a decrease in premedia services' sales of $14.1 million, or 18.3%. Total gross profit decreased to $78.9 million, or 14.6% of sales, in Fiscal Year 2002 from $98.7 million, or 16.5% of sales, in Fiscal Year 2001. Total operating income decreased to $27.5 million, or 5.1% of sales, in Fiscal Year 2002 from $54.2 million, or 9.0% of sales, in Fiscal Year 2001. See the discussion of these changes by segment below.

Print

        Sales.    Print sales decreased $46.6 million to $476.0 million in Fiscal Year 2002 from $522.6 million in Fiscal Year 2001. The decrease in Fiscal Year 2002 included a 6.6% decrease in print production volume (see Value Added Revenue and Print Impressions for the Print Segment below), a decrease in postage revenues, an increase in customer supplied paper and the impact of declining paper prices. The reduced production volume was largely attributable to weakness in the retail industry and the corresponding reduction in demand for printing as a result of reduced advertising spending during Fiscal Year 2002. In response to then current economic conditions, we consolidated production. For additional information about our restructuring plan, See "—Our Restructuring Results and Cost Reduction Initiatives" above.

        Gross Profit.    Print gross profit decreased $12.7 million to $64.7 million in Fiscal Year 2002 from $77.4 million in Fiscal Year 2001. Print gross margin decreased to 13.6% in Fiscal Year 2002 from 14.8% in Fiscal Year 2001. The decreases in gross profit and gross margin were largely related to the decreased print production volume and certain changes in product and customer mix. Our gross margin may not be comparable from period to period because of the impact of changes in paper prices and levels of customer supplied paper included within sales.

        Selling, General and Administrative Expenses.    Print selling, general and administrative expenses decreased $3.6 million to $21.2 million, or 4.5% of print sales, in Fiscal Year 2002, from $24.8 million, or 4.8% of print sales, in Fiscal Year 2001. This decrease was largely attributable to the impact in Fiscal Year 2002 of the change in our estimates related to the allowance for doubtful accounts, as well as employee related expenses.

        Restructuring Costs and Other Special Charges.    Restructuring costs and other special charges were $10.4 million in Fiscal Year 2002. We incurred no restructuring costs or other special charges in Fiscal Year 2001. See "—Our Restructuring Results and Cost Reduction Initiatives" above.

        Operating Income.    As a result of the above factors, operating income from the print business decreased $19.4 million to $33.2 million in Fiscal Year 2002 from $52.6 million in Fiscal Year 2001.

Premedia Services

        Sales.    Premedia services' sales decreased $14.1 million to $63.3 million in Fiscal Year 2002 from $77.4 million in Fiscal Year 2001. The decrease in Fiscal Year 2002 was primarily the result of reduced premedia services production volume. The reduced volume included the impact of the economic slowdown and related weakness in demand for advertising during Fiscal Year 2002. See "—Our Restructuring Results and Cost Reduction Initiatives" above.

        Gross Profit.    Premedia services' gross profit decreased $7.1 million to $14.2 million in Fiscal Year 2002 from $21.3 million in Fiscal Year 2001. Premedia services' gross margin decreased to 22.5% in Fiscal Year 2002 from 27.5% in Fiscal Year 2001. The decreases in gross profit and gross margin were primarily the result of reduced premedia services production volume, offset in part by reduced manufacturing costs due to the continuance of various cost containment programs at our production facilities.

        Selling, General and Administrative Expenses.    Premedia services' selling, general and administrative expenses decreased $1.6 million to $10.9 million, or 17.2% of premedia services' sales in Fiscal Year 2002, from $12.5 million, or 16.2% of premedia services' sales in Fiscal Year 2001. This decrease was largely attributable to the impact of decreases in employee related expenses, as well as the change in our estimates related to the allowance for doubtful accounts.

        Restructuring Costs and Other Special Charges.    Restructuring costs and other special charges were $2.5 million in Fiscal Year 2002. We incurred no restructuring costs or other special charges in Fiscal Year 2001. See "—Our Restructuring Results and Cost Reduction Initiatives" above.

        Operating Income.    As a result of the above factors, premedia services' operating income decreased $8.0 million to $0.8 million in Fiscal Year 2002 from $8.8 million in Fiscal Year 2001.

Other Operations

        Other operations consisted of corporate general, administrative and other expenses, including amortization expense. In Fiscal Year 2002, operating losses from other operations improved to a loss of $6.5 million from a loss of $7.1 million in Fiscal Year 2001. This change is primarily a result of decreases in certain corporate general and administrative expenses.

        Non-cash amortization expenses, which primarily include goodwill amortization, within other operations, were $3.0 million and $3.2 million in Fiscal Years 2002 and 2001, respectively.

Interest Expense

        In Fiscal Year 2002, interest expense decreased 9.3% to $30.0 million from $33.0 million in Fiscal Year 2001. This decrease reflected both lower levels of indebtedness and lower borrowing costs.

Income Taxes

        For Fiscal Year 2002, our tax benefit was greater than the federal tax benefit calculated using the federal statutory rate. For Fiscal Year 2001, our tax expense was less than the federal tax expense calculated using the federal statutory rate. These differences were primarily due to decreases in the valuation allowance, excluding increases in the valuation allowance related to the tax effect of the minimum pension liability of $4.2 million and $0 million for Fiscal Years 2002 and 2001, respectively, which were components of other comprehensive income. These amounts were partially offset by amortization of nondeductible goodwill and foreign tax expense. In the fourth quarter of Fiscal Year 2002, the valuation allowance for deferred tax assets was reduced by $5.5 million, resulting in a corresponding credit to deferred income tax expense. This adjustment reflected a change in circumstances which resulted in a judgment that a corresponding amount of our deferred tax assets will be realized in future years. The valuation allowance decreased by $0.1 million during Fiscal Year 2002 as a result of changes in the deferred tax items. This decrease primarily included the $5.5 million decrease discussed above and the $4.2 million increase from the tax effect of the minimum pension liability.

Discontinued Operations

        In June 2003, we sold the operations of Digiscope for a de minimis amount. This resulted in a net loss of approximately $0.4 million in the quarter ended June 30, 2003, which is net of zero income tax benefits. The sale of Digiscope has been accounted for as a discontinued operation, and accordingly, Digiscope's operating results for Fiscal Years 2002 and 2001 have been reclassified and presented within discontinued operations in our consolidated financial statements appearing elsewhere in this Report.

Net Income

        As a result of the factors discussed above, our net income decreased to $0.7 million in Fiscal Year 2002 from $24.4 million in Fiscal Year 2001. Fiscal Year 2002 net income included $8.6 million of restructuring costs and $4.3 million of other special charges related to asset write-offs associated with the Fiscal Year 2002 restructuring plan.

Minimum Pension Liability

        In compliance with SFAS 87, we recorded a minimum pension liability of approximately $10.8 million in Fiscal Year 2002. This liability represented the amount by which the accumulated benefit obligation exceeded the fair value of the plan assets at March 31, 2002. The recording of this liability had no impact on our consolidated statements of operations for Fiscal Year 2002, but was recorded as a component of other comprehensive loss in our consolidated statements of stockholders' deficit at March 31, 2002.

Liquidity and Capital Resources

        Historically, our primary sources of liquidity have been cash provided by operating activities and borrowings under a $145 million credit facility with a syndicate of lenders (the "Bank Credit Agreement"). The Bank Credit Agreement provides for:

  •
  a $25 million amortizing term loan facility maturing on March 31, 2004 (the "A Term Loan Facility"),

  •
  a $50 million amortizing term loan facility maturing on March 31, 2005 (the "B Term Loan Facility"), and

  •
  a revolving credit facility providing for a maximum of $70 million borrowing availability, subject to certain customary conditions, maturing on March 31, 2004, including up to $40 million for letters of credit, (the "Revolving Credit Facility").

        At March 31, 2003, we had no borrowings outstanding under the Revolving Credit Facility and had letters of credit outstanding of approximately $32.6 million. We had additional borrowing availability of approximately $22.0 million.

        At March 31, 2003, $4.2 million of the A Term Loan Facility and $35.0 million of the B Term Loan Facility remained outstanding. Scheduled A Term Loan Facility and B Term Loan Facility payments due in Fiscal Year 2004 were approximately $4.2 million and $17.5 million, respectively. Scheduled repayments of existing capital lease obligations and other senior indebtedness during Fiscal Year 2004 are approximately $10.0 million.

        During Fiscal Year 2003, we repurchased in the open market, an aggregate principal amount of $1.7 million of our 12 3/4% Senior Subordinated Notes Due 2005 (the "Notes") for approximately $1.7 million.

        Our cash flows are primarily related to operating, investing and financing activities undertaken in connection with our business. Fiscal Year 2003's cash flows also include the cash balance on hand at the end of Fiscal Year 2002.

        Net cash provided by operating activities of $45.6 million, for Fiscal Year 2003, increased by $7.4 million from $38.2 million in Fiscal Year 2002. This increase was the result of the timing of disbursements and the collection of receivables, offset in part by a net loss realized in Fiscal Year 2003 compared to the net income generated in Fiscal Year 2002.

        Net cash used by investing activities of $27.4 million in Fiscal Year 2003 as compared to $16.5 million in Fiscal Year 2002 reflects an increase in capital expenditures in Fiscal Year 2003 offset in part by proceeds collected on disposal of capital equipment.

        Cash used from financing activities of $22.7 million in Fiscal Year 2003 and the net cash used by financing activities in Fiscal Year 2002 of $17.2 million primarily reflected a reduction in both periods of debt under the Bank Credit Agreement and our capitalized leases as well as prepayments of the Notes.

        Our cash on hand of approximately $5.1 million at March 31, 2003 is presented net of outstanding checks within trade accounts payable at March 31, 2003. Accordingly, cash is presented at a balance of $0 million in the March 31, 2003 balance sheet.

        We maintain a disciplined and strategic focus in the area of capital spending. During the last three fiscal years, we have spent an average of $13 million annually on maintenance, cost reduction and customer support capital expenditures. In addition, we have spent over $40 million during this same three-year period to selectively increase our print capacity through press acquisitions and the repositioning of existing presses. These capacity additions were the result of numerous sales successes and we believe place us in a position to better serve our customers in the future and provide for an increased revenue base.

        As of March 31, 2003, we anticipate that the near-term spending on maintenance, cost reduction and customer support capital will approximate $15 million to $17 million annually and that further capacity additions over the near-term are not anticipated. Over the longer term, we will expand our production capacity through the careful addition of presses when opportunities support such expansion.

        As of March 31, 2003, we plan to continue our program of upgrading our print and premedia services equipment and currently anticipate that Fiscal Year 2004 cash capital expenditures will be approximately $12 million and equipment acquired under capital leases will be approximately $3 million.

        Our primary sources of liquidity have been cash provided by operating activities and borrowings under the Revolving Credit Facility. We anticipate that our primary needs for liquidity will be to conduct our business, meet our debt service requirements and make capital expenditures. We have sufficient liquidity to meet our requirements over the next 12 months.

        At March 31, 2003, we had total indebtedness, including capital lease obligations, of $231.8 million, as compared to $252.8 million at March 31, 2002, representing a reduction in total indebtedness during Fiscal Year 2003 of $21.0 million. Of the total debt outstanding at March 31, 2003, $39.2 million, excluding letters of credit, was outstanding under the Bank Credit Agreement at a weighted-average interest rate of 4.6%. Indebtedness under the Bank Credit Agreement bears interest at floating rates. At March 31, 2003, we had indebtedness other than obligations under the Bank Credit Agreement of $192.6 million (including $170.1 million of the Notes). We have no off-balance sheet financial instruments.

        We are currently in compliance with all financial covenants set forth in the Bank Credit Agreement. See note 5 to our consolidated financial statements appearing elsewhere in this Report. Our Bank Credit Agreement (i) requires satisfaction of certain financial covenants including Minimum Consolidated EBITDA, Consolidated Interest Coverage Ratio and Leverage Ratio requirements, (ii) requires prepayments in certain circumstances including excess cash flows, proceeds from asset dispositions in excess of prescribed levels and certain capital structure transactions and (iii) contains various restrictions and limitations on the following items: (a) the level of capital spending, (b) the incurrence of additional indebtedness, (c) mergers, acquisitions, investments and similar transactions and (d) dividends and other distributions. In addition, the agreement includes various other customary affirmative and negative covenants. The Senior Subordinated Notes Indenture's (the "Indenture") negative covenants that are similar to, but in certain respects are less restrictive than, certain covenants under the Bank Credit Agreement. Graphics' ability to pay dividends or lend funds to Holdings is restricted. See note 1 to our consolidated financial statements appearing elsewhere in this Report for a discussion of those restrictions.

        A significant portion of Graphics' long-term obligations, including indebtedness under the Bank Credit Agreement and the Notes, has been fully and unconditionally guaranteed by Holdings. Holdings is subject to certain restrictions under its guarantee of indebtedness under the Bank Credit Agreement, including among other things, restrictions on mergers, acquisitions, incurrence of additional debt and payment of cash dividends. See note 1 to our consolidated financial statements appearing elsewhere in this Report.

EBITDA and EBITDA Margin

        The following table is a summary of our EBITDA and EBITDA margin for Fiscal Years 2003, 2002 and 2001:

	Fiscal Year Ended March 31,
	2003	2002	2001
	(dollars in thousands)
EBITDA
Print(a)	$52,415	55,362	76,971
Premedia Services(a)	7,160	5,590	13,579
Other(b)	(5,296)	(4,298)	(3,439)

Total	$54,279	56,654	87,111

EBITDA Margin
Print	11.3%	11.6%	14.7%
Premedia Services	13.2%	8.8%	17.5%
Total	10.5%	10.5%	14.5%

  (a)
  In Fiscal Year 2003, EBITDA for both the print and premedia services segments includes the impact of restructuring costs of $0.6 million each. EBITDA for the print and premedia services segments in Fiscal Year 2002 includes the impact of restructuring costs of $6.5 million and $2.1 million, respectively. For additional information about our restructuring plan, See "—Our Restructuring Results and Cost Reduction Initiatives" above.

  (b)
  Other operations include corporate general and administrative as well as revenues and expenses associated with our digital visual effects business, Digiscope. Digiscope was sold on June 5, 2003. The EBITDA/(EBITDA loss) of Digiscope included in the EBITDA table above for Fiscal Years 2003, 2002 and 2001 was ($0.6) million, ($0.6) million and $0.9 million, respectively.

        EBITDA is presented and discussed because we believe that investors regard EBITDA as a key measure of a leveraged company's performance and ability to meet its future debt service requirements. "EBITDA" is defined as earnings before net interest expense, income tax expense (benefit), depreciation and amortization. "EBITDA Margin" is defined as EBITDA as a percentage of net sales. EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered an alternative to net income (or any other measure of performance under accounting principles generally accepted in the United States) as a measure of performance or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Certain covenants in the Senior Subordinated Notes Indenture and the Bank Credit Agreement are based on EBITDA, subject to certain adjustments. The following table provides a reconciliation (in thousands) of EBITDA to net income (loss):

	Print	Premedia Services	Other	Total
Fiscal Year 2003
EBITDA	$52,415	7,160	(5,296)	54,279
Depreciation and amortization	(19,760)	(4,336)	(355)	(24,451)
Interest expense, net	—	—	(28,584)	(28,584)
Income tax expense	—	—	(1,559)	(1,559)

Net income (loss)	$32,655	2,824	(35,794)	(315)

Fiscal Year 2002
EBITDA	$55,362	5,590	(4,298)	56,654
Depreciation and amortization	(22,147)	(5,225)	(3,827)	(31,199)
Interest expense, net	—	—	(29,806)	(29,806)
Income tax benefit	—	—	5,073	5,073

Net income (loss)	$33,215	365	(32,858)	722

Fiscal Year 2001
EBITDA	$76,971	13,579	(3,439)	87,111
Depreciation and amortization	(24,380)	(5,666)	(4,640)	(34,686)
Interest expense, net	—	—	(32,929)	(32,929)
Income tax benefit	—	—	4,927	4,927

Net income (loss)	$52,591	7,913	(36,081)	24,423

Value Added Revenue and Print Impressions for the Print Segment

        We have included value-added revenue, or VAR, information to provide a better understanding of sales activity within our print segment. VAR is a non-GAAP measure and is defined as sales less the cost of paper, ink and subcontract services. We generally pass these expenses through to our customers. We have also included print impressions because we use this as an internal measure of production throughput. Although we believe print impressions to be indicative of overall production volume, total impressions may not be fully comparable period to period due to (1) differences in the type, performance and width of press equipment utilized and (2) product mix produced.

	Fiscal Year Ended March 31,
	2003	2002	2001
Print segment VAR (in thousands)	$223,041	220,650	239,521
Print impressions (in millions)	12,888	12,004	12,853

        The following table provides a reconciliation of print segment sales to print segment VAR:

	Fiscal Year Ended March 31,
	2003	2002	2001
	(In thousands)
Print segment sales	$463,071	475,955	522,601
Paper, ink and subcontract services	240,030	255,305	283,080

Print segment VAR	$223,041	220,650	239,521

Amortization of Goodwill

        Goodwill was amortized on a straight-line basis by business segment through Fiscal Year 2002. Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), is effective for fiscal years beginning after December 15, 2001. In compliance with this pronouncement, we adopted SFAS 142 on April 1, 2002. As a result, we did not amortize goodwill during Fiscal Year 2003. A reconciliation of previously reported net income (loss) to the pro forma amount adjusted for the exclusion of amortization of goodwill, net of the related income tax effect is as follows:

	Fiscal Year Ended March 31,
	2003	2002	2001
	(Dollars in thousands)
Reported net income (loss)	$(315)	722	24,423
Add: Goodwill amortization, net of tax	—	3,012	3,056

Pro forma net income (loss)	$(315)	3,734	27,479

        In the quarter ended September 30, 2002, we performed the initial assessment of impairment as of April 1, 2002 and noted no impairment. We performed the first required annual impairment test of goodwill as of December 31, 2002 and noted no impairment.

Impact of Inflation

        In accordance with industry practice, we generally pass through increases in our costs, primarily paper and ink, to customers in the costs of our printed products, while decreases in paper costs generally result in lower prices to customers. Throughout Fiscal Year 2001, the cost of paper increased. In Fiscal Year 2002, demand for advertising declined, resulting in reduced paper requirements. The reduction in paper requirements resulted in a decline in paper prices throughout Fiscal Year 2002. In

Fiscal Year 2003, paper prices were on average at lower levels than comparable periods in the prior year. We expect that, as a result of our strong relationships with key suppliers, our material costs will remain competitive within the industry.

Seasonality

        Some of our print and premedia services business is seasonal in nature, particularly those revenues that are derived from advertising inserts. Generally, our sales from advertising inserts are highest during the following advertising periods: Spring advertising season from March to May, Back-to-School advertising season from July to August, and the Thanksgiving/Christmas advertising season from October to December. Sales of Sunday newspaper comics are not subject to significant seasonal fluctuations. Our strategy includes and will continue to include the mitigation of the seasonality of our print business by increasing our sales to customers whose own sales are less seasonal, such as food and drug companies, and who utilize advertising inserts more frequently.

Environmental

        Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations and which do not contribute to current or future period revenue generation are expensed. Environmental liabilities are recorded when assessments or remedial efforts are probable and the related costs can be reasonably estimated. We believe that environmental liabilities, currently and in the prior periods discussed herein, are not material. We maintain a reserve of approximately $0.1 million in connection with a Superfund site in our consolidated statement of financial position at March 31, 2003, which we believe to be adequate. See "Business—Legal Proceedings—Environmental Matters" appearing elsewhere in this Report. We do not anticipate receiving insurance proceeds related to this liability or potential settlement. Our management does not expect that any identified matters, individually or in the aggregate, will have a material adverse effect on our consolidated financial position or results of operations.

New Accounting Pronouncements

        In April 2002, the FASB issued Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections" ("SFAS 145"). SFAS 145 rescinds Statement of Financial Accounting Standards No. 4, "Reporting Gains and Losses from Extinguishment of Debt" ("SFAS 4"), which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect. As a result, the criteria in Accounting Principles Board Opinion No. 30 will now be used to classify those gains and losses. SFAS 145 amends Statement of Financial Accounting Standards No. 13, "Accounting for Leases" ("SFAS 13") to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. SFAS 145 also makes various technical corrections to existing pronouncements. While those corrections are not substantive in nature, in some instances, they may change accounting practice. The provisions of SFAS 145 are effective for financial statements issued for fiscal years beginning after May 15, 2002, and interim periods within those fiscal years. We do not anticipate that the adoption of SFAS 145 will have a material effect on our results of operations or financial position.

        In November 2002, the Emerging Issues Task Force ("EITF") reached a Consensus on Issue No. 02-16, "Accounting by a Customer (including a Reseller) for Certain Consideration Received from a Vendor" ("EITF 02-16"). EITF 02-16 addresses the accounting and income statement classification for consideration given by a vendor to a retailer in connection with the sale of the vendor's products or for the promotion of sales of the vendor's products. The EITF concluded that such consideration received from vendors should be reflected as a decrease in prices paid for inventory and recognized in cost of sales as the related inventory is sold, unless specific criteria are met qualifying the consideration for treatment as reimbursement of specific, identifiable incremental costs. As clarified by the EITF in January 2003, this issue is effective for arrangements with vendors initiated on or after January 1, 2003. The provisions of this consensus have been applied prospectively and are consistent with our existing accounting policy. Accordingly, the adoption of EITF 02-16 did not and will not have a material impact on our financial position or results of operations.

Critical Accounting Policies

        Our consolidated financial statements and related public financial information are based on the application of accounting principles generally accepted in the United States ("GAAP"). GAAP requires the use of estimates, assumptions, judgments and subjective interpretations of accounting principles that have an impact on the assets, liabilities, revenue and expense amounts reported. These estimates can also affect supplemental information contained in our external disclosures including information regarding contingencies, risk and financial condition. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. Valuations based on estimates are reviewed for reasonableness and conservatism on a consistent basis throughout our company. Actual results may differ from these estimates under different assumptions or conditions. See note 1 to our consolidated financial statements appearing elsewhere in this Report.

        Critical accounting policies are defined as those that are reflective of significant judgments and uncertainties, and potentially result in materially different results under different assumptions and conditions. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements:

Allowance for Doubtful Accounts

        We continuously monitor collections and payments from our customers. Allowances for doubtful accounts are maintained based on historical payment patterns, aging of accounts receivable and actual write-off history. We estimate losses resulting from the inability of our customers to make required payments. If the financial condition of our customers was to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. The allowance for doubtful accounts balance was approximately $2.5 million at March 31, 2003 and March 31, 2002.

Restructuring

        During the Fiscal Years 2003 and 2002, we established restructuring reserves for our print and premedia services segments. These reserves, for severance and other exit costs, required the use of estimates. Though management believes these estimates accurately reflect the costs of these plans, actual results may be different.

Contingencies

        We have established reserves for environmental and legal contingencies at both the operating and corporate levels. A significant amount of judgment and use of estimates is required to quantify our ultimate exposure in these matters. The valuation of reserves for contingencies is reviewed on a quarterly basis to assure that we are properly reserved. Reserve balances are adjusted to account for changes in circumstances for ongoing issues and the establishment of additional reserves for emerging issues. While we believe that the current level of reserves is adequate, changes in the future could impact these determinations.

Deferred Taxes

        We estimate our actual current tax expense together with our temporary differences resulting from differing treatment of items, such as fixed assets, for tax and accounting purposes. These temporary differences result in deferred tax assets and liabilities. We must then assess the likelihood that our deferred tax assets will be recovered from future taxable income or the reversal of existing taxable temporary differences and to the extent we believe that recovery is not likely, we must establish a valuation allowance. At March 31, 2003, we had a valuation allowance of $26.8 million established against our deferred tax assets. We considered changes in the allowance when calculating the tax provision in the statement of operations. Significant management judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets.

Contractual Obligations and Commercial Commitments

        The following table gives information about our existing material commitments under our indebtedness and contractual obligations, which excludes the effect of imputed interest:

		Payments Due By Period
Contractual Obligations	Total	< 1 year	1-3 years	3-5 years	> 5 years
	(Dollars in thousands)
Long-term debt	$209,240	21,713	187,527	—	—
Capitalized lease obligations	22,517	9,986	4,730	5,706	2,095
Operating lease obligations	12,394	3,298	4,924	2,917	1,255

Total contractual cash obligations	$244,151	34,997	197,181	8,623	3,350

        In the quarter ended December 31, 1997, we entered into multi-year contracts to purchase a portion of our raw materials to be used in our normal operations. In connection with such purchase agreements, pricing for a portion of our raw materials is adjusted for certain movements in market prices, changes in raw material costs and other specific price increases. We are deferring certain contractual provisions over the life of the contracts, which are being recognized as the purchase commitments are achieved. The amount deferred at March 31, 2003 is $44.6 million and is included within Other liabilities in our consolidated balance sheet. At March 31, 2003, we had no other significant contingent commitments. The following table gives information about our other commercial commitments:

		Commitment Due By Period
Other Commercial Commitments	Total	< 1 year	1-3 years	3-5 years	> 5 years
	(Dollars in thousands)
Standby letters of credit	$32,640	28,764	—	—	3,876

        The standby letters of credit generally serve as collateral and generally are renewable quarterly pursuant to the terms of certain long-term arrangements.

CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

        The following consolidated financial statements of ACG Holdings, Inc. are included in this Report:

The following consolidated financial statement schedules of ACG Holdings, Inc. are included in this Report:

  I.
  Condensed Financial Information:
  Condensed Consolidated Financial Statements (parent company only) for the years ended March 31, 2003, 2002 and 2001, and as of March 31, 2003 and 2002

  II.
  Valuation and qualifying accounts

All other schedules specified under Regulation S-X for ACG Holdings, Inc. have been omitted because they are either not applicable, not required, or because the information required is included in the financial statements or notes thereto.

Report of Independent Auditors

Board of Directors
ACG Holdings, Inc.

We have audited the accompanying consolidated balance sheets of ACG Holdings, Inc. as of March 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the three fiscal years in the period ended March 31, 2003. Our audits also included the related financial statement schedules. These financial statements and schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ACG Holdings, Inc. at March 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for each of the three fiscal years in the period ended March 31, 2003, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

As discussed in note 1 to the consolidated financial statements, in the fiscal year ended March 31, 2003, the Company changed its method of accounting for goodwill.

Nashville, Tennessee
May 22, 2003, except for notes 16 and 17,
as to which the dates are June 30, 2003 and June 5, 2003, respectively

ACG HOLDINGS, INC.
Consolidated Balance Sheets
(In thousands)

	March 31,
	2003	2002
Assets
Current assets:
Cash	$—	4,547
Receivables:
Trade accounts, less allowance for doubtful accounts of $2,524 and $2,537 at March 31, 2003 and 2002, respectively	49,402	50,654
Income tax receivable	233	1,015
Other	2,227	2,040

Total receivables	51,862	53,709
Inventories	10,203	9,125
Deferred income taxes	6,246	7,564
Prepaid expenses and other current assets	4,296	3,709
Current assets of discontinued operations	866	378

Total current assets	73,473	79,032
Property, plant and equipment:
Land and improvements	2,932	2,913
Buildings and improvements	26,992	21,961
Machinery and equipment	221,079	191,407
Furniture and fixtures	12,712	11,666
Leased assets under capital leases	43,612	56,145
Equipment installations in process	2,853	11,446

	310,180	295,538
Less accumulated depreciation	(183,167)	(173,685)

Net property, plant and equipment	127,013	121,853
Excess of cost over net assets acquired, less accumulated amortization of $53,274 at March 31, 2003 and 2002	66,548	66,548
Other assets	11,125	12,443
Long-term assets of discontinued operations	282	637

Total assets	$278,441	280,513

See accompanying notes to consolidated financial statements.

ACG HOLDINGS, INC.
Consolidated Balance Sheets
(Dollars in thousands, except par values and liquidation preference)

	March 31,
	2003	2002
Liabilities and Stockholders' Deficit
Current liabilities:
Current installments of long-term debt and capitalized leases	$31,698	19,846
Trade accounts payable	39,044	25,827
Accrued expenses	32,302	33,854
Current liabilities of discontinued operations	249	370

Total current liabilities	103,293	79,897
Long-term debt and capitalized leases, excluding current installments	200,059	232,846
Deferred income taxes	2,023	2,933
Other liabilities	80,765	60,857

Total liabilities	386,140	376,533
Stockholders' deficit:
Common stock, voting, $.01 par value, 5,852,223 shares authorized, 163,929 and 143,399 shares issued and outstanding at March 31, 2003 and March 31, 2002, respectively	2	1
Preferred stock, $.01 par value, 15,823 shares authorized, 3,617 shares Series AA convertible preferred stock issued and outstanding, $39,442,500 liquidation preference, and 1,606 shares Series BB convertible preferred stock issued and outstanding, $17,500,000 liquidation preference	—	—
Additional paid-in capital	58,816	58,500
Accumulated deficit	(140,655)	(140,340)
Other accumulated comprehensive loss, net of tax	(25,862)	(14,181)

Total stockholders' deficit	(107,699)	(96,020)

Commitments and contingencies
Total liabilities and stockholders' deficit	$278,441	280,513

See accompanying notes to consolidated financial statements.

ACG HOLDINGS, INC.
Consolidated Statements of Operations
(In thousands)

	Year ended March 31,
	2003	2002	2001
Sales	$517,139	539,208	600,021
Cost of sales	445,493	460,283	501,338

Gross profit	71,646	78,925	98,683
Selling, general and administrative expenses	37,614	35,511	41,415
Amortization of goodwill	—	3,012	3,056
Restructuring costs and other special charges	1,722	12,920	—

Operating income	32,310	27,482	54,212

Other expense (income):
Interest expense	28,674	29,973	33,042
Interest income	(90)	(167)	(113)
Other, net	1,503	624	1,154

Total other expense	30,087	30,430	34,083

Income (loss) from continuing operations before income taxes	2,223	(2,948)	20,129
Income tax expense (benefit)	1,559	(5,073)	(4,927)

Income from continuing operations	664	2,125	25,056
Discontinued operations:
Loss from operations, net of $0 tax	979	1,403	633

Net income (loss)	$(315)	722	24,423

See accompanying notes to consolidated financial statements.

ACG HOLDINGS, INC.
Consolidated Statements of Stockholders' Deficit
(In thousands)

	Voting common stock	Series AA and BB convertible preferred stock	Additional paid-in capital	Accumulated deficit	Other accumulated comprehensive income (loss)	Total
Balances, March 31, 2000	$1	—	58,303	(165,485)	(2,208)	$(109,389)

Net income	—	—	—	24,423	—	24,423
Other comprehensive income, net of tax:
Change in cumulative translation adjustment	—	—	—	—	(968)	(968)

Comprehensive income						23,455
Executive stock compensation	—	—	67	—	—	67

Balances, March 31, 2001	$1	—	58,370	(141,062)	(3,176)	$(85,867)

Net income	—	—	—	722	—	722
Other comprehensive loss, net of tax:
Change in cumulative translation adjustment	—	—	—	—	(254)	(254)
Minimum pension liability	—	—	—	—	(10,751)	(10,751)

Comprehensive loss						(10,283)
Executive stock compensation	—	—	130	—	—	130

Balances, March 31, 2002	$1	—	58,500	(140,340)	(14,181)	$(96,020)

Net loss	—	—	—	(315)	—	(315)
Other comprehensive loss, net of tax:
Change in cumulative translation adjustment	—	—	—	—	958	958
Minimum pension liability	—	—	—	—	(12,639)	(12,639)

Comprehensive loss						(11,996)
Exercise of options	1	—	—	—	—	1
Executive stock compensation	—	—	316	—	—	316

Balances, March 31, 2003	$2	—	58,816	(140,655)	(25,862)	$(107,699)

See accompanying notes to consolidated financial statements.

ACG HOLDINGS, INC.
Consolidated Statements of Cash Flows
(In thousands)

	Year ended March 31,
	2003	2002	2001
Cash flows from operating activities:
Net income (loss)	$(315)	722	24,423
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Other special charges – non-cash	531	4,282	—
Depreciation	23,526	26,209	29,091
Depreciation related to discontinued operations	355	815	1,488
Amortization of goodwill	—	3,012	3,056
Amortization of other assets	570	1,163	1,051
Amortization of deferred financing costs	1,626	1,420	1,389
Loss (gain) on disposals of property, plant and equipment	(16)	134	403
Impairment of asset	750	—	—
Deferred income tax expense (benefit)	408	(5,360)	(7,302)
Discontinued operations, net of tax	(547)	174	383
Changes in assets and liabilities, net of effects of discontinued operations:
Decrease in receivables	1,160	11,252	2,971
Decrease (increase) in current income taxes receivable	782	(1,015)	—
Decrease (increase) in inventories	(999)	3,701	(1,919)
Increase (decrease) in trade accounts payable	13,035	(10,322)	(9,288)
Increase (decrease) in accrued expenses	(1,604)	2,856	(338)
Increase (decrease) in current income taxes payable	—	(174)	118
Increase (decrease) in other liabilities	7,269	2,247	(2,451)
Other	(884)	(2,900)	(2,162)

Total adjustments	45,962	37,494	16,490

Net cash provided by operating activities	45,647	38,216	40,913

ACG HOLDINGS, INC.
Consolidated Statements of Cash Flows – Continued
(In thousands)

	Year ended March 31,
	2003	2002	2001
Cash flows from investing activities:
Purchases of property, plant and equipment	(27,862)	(16,532)	(18,921)
Purchases of property, plant and equipment – discontinued operations	—	(239)	(240)
Proceeds from sales of property, plant and equipment	295	400	181
Proceeds from discontinued operations	38	—	(1)
Other	83	(122)	(25)

Net cash used by investing activities	(27,446)	(16,493)	(19,006)

Cash flows from financing activities:
Debt:
Payments	(13,352)	(9,237)	(14,787)
Increase in deferred financing costs	(850)	(483)	(198)
Repayment of capital lease obligations	(8,381)	(6,984)	(5,876)
Repayment of capital lease obligations – discontinued operations	(100)	(469)	(1,085)
Exchange rate adjustment	3	(16)	(22)

Net cash used by financing activities	(22,680)	(17,189)	(21,968)

Effect of exchange rates on cash	(68)	13	61

Change in cash	(4,547)	4,547	—
Cash:
Beginning of period	4,547	—	—

End of period	$—	4,547	—

Supplemental disclosure of cash flow information:
Cash paid for:
Interest	$27,169	28,320	31,783
Income taxes, net of refunds	$180	1,530	2,418
Non-cash investing activities:
Lease obligations	$790	7,779	6,110

See accompanying notes to consolidated financial statements.

ACG HOLDINGS, INC.

Notes to Consolidated Financial Statements

(1)   Summary of Significant Accounting Policies

  ACG Holdings, Inc. ("Holdings") has no operations or significant assets other than its investment in American Color Graphics, Inc. ("Graphics"). Holdings and Graphics are collectively referred to as (the "Company"). Holdings is dependent upon distributions from Graphics to fund its obligations. Under the terms of its debt agreements at March 31, 2003 Graphics' ability to pay dividends or lend to Holdings was either restricted or prohibited, except that Graphics may pay specified amounts to Holdings (i) to pay the repurchase price payable to any officer or employee (or their estates) of Holdings, Graphics or any of their respective subsidiaries in respect of their stock or options to purchase stock in Holdings upon the death, disability or termination of employment of such officers and employees (so long as no default, or event of default, as defined, has occurred under the terms of the Bank Credit Agreement, as defined below, and provided the aggregate amount of all such repurchases does not exceed $2 million) and (ii) to fund the payment of Holdings' operating expenses incurred in the ordinary course of business, other corporate overhead costs and expenses (so long as the aggregate amount of such payments does not exceed $250,000 in any fiscal year) and Holdings' obligations pursuant to a tax sharing agreement with Graphics. A significant portion of Graphics' long-term obligations has been fully and unconditionally guaranteed by Holdings.

  The two business segments of the commercial printing industry in which the Company operates are (i) print and (ii) premedia services.

  Significant accounting policies are as follows:

  (a)
  Basis of Presentation

    The consolidated financial statements include the accounts of Holdings and all greater than 50%-owned subsidiaries, which are consolidated under accounting principles generally accepted in the United States.

    All significant intercompany transactions and balances have been eliminated in consolidation.

    Earnings-per-share data has not been provided since Holdings' common stock is closely held.

    Certain prior period information has been reclassed to conform to current period presentation.

  (b)
  Revenue Recognition

    Print revenues are recognized upon the completion of production. Shipment of printed material generally occurs upon completion of this production process. Materials are printed to unique customer specifications and are not returnable. Credits relating to specification variances and other customer adjustments are not significant.

  (c)
  Inventories

    Inventories are valued at the lower of first-in, first-out ("FIFO") cost or market (net realizable value).

  (d)
  Property, Plant and Equipment

    Property, plant and equipment is stated at cost. Depreciation, which includes amortization of assets under capital leases, is based on the straight-line method over the estimated useful lives of the assets or the remaining terms of the leases. Estimated useful lives used in computing depreciation and amortization expense are 3 to 15 years for furniture and fixtures and machinery and equipment, and 15 to 25 years for buildings and improvements. Expenses related to maintenance and repairs are expensed as incurred.

  (e)
  Excess of Cost Over Net Assets Acquired

    The excess of cost over net assets acquired (or "goodwill") was amortized on a straight-line basis over a range of 5 to 40 years for each of its principal business segments through the fiscal year ended March 31, 2002. The Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142") on April 1, 2002. See (p) Impact of Recently Issued Accounting Standards, below.

  (f)
  Impairment of Long-Lived Assets

    The Company evaluates the recoverability of its long-lived assets in accordance with Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). SFAS 144 requires periodic assessment of certain long-lived assets for possible impairment when events or circumstances indicate that the carrying amounts may not be recoverable. Long-lived assets are grouped and evaluated for impairment at the lowest level for which there are identifiable cash flows that are independent of the cash flows of other groups of assets. If it is determined that the carrying amounts of such long-lived assets are not recoverable, the assets are written down to their fair value.

  (g)
  Other Assets

    Financing costs related to the Bank Credit Agreement (as defined herein) are deferred and amortized over the term of the agreement. Costs related to the Notes (as defined herein) are deferred and amortized over the ten-year term of the Notes. Covenants not to compete are amortized over the terms of the underlying agreements, which are generally 5 years.

  (h)
  Income Taxes

    Income taxes have been provided using the liability method in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). Management has evaluated the need for a valuation allowance for deferred tax assets and believes that certain deferred tax assets will more likely than not be realized through the future reversal of existing taxable temporary differences and future earnings of the Company.

  (i)
  Foreign Currency Translation

    The assets and liabilities of the Company's Canadian facility, which include interdivisional balances, are translated at year-end rates of exchange while revenue and expense items are translated at average rates for the year.

    Translation adjustments are recorded as a separate component of stockholders' deficit. Since the transactions of the Canadian facility are denominated in its functional currency and the interdivisional accounts are of a long-term investment nature, no transaction adjustments are included in operations.

  (j)
  Environmental

    Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future period revenue generation, are expensed. Environmental liabilities are provided when assessments and/or remedial efforts are probable and the related amounts can be reasonably estimated.

  (k)
  Fair Value of Financial Instruments

    The Company discloses the estimated fair values of its financial instruments together with the related carrying amount. The Company is not a party to any financial instruments with material off-balance-sheet risk.

  (l)
  Concentration of Credit Risk

    Financial instruments, which subject the Company to credit risk, consist primarily of trade accounts receivable. Concentration of credit risk with respect to trade accounts receivable is generally diversified due to the large number of entities comprising the Company's customer base and their geographic dispersion. The Company performs ongoing credit evaluations of its customers and maintains an allowance for potential credit losses.

  (m)
  Use of Estimates

    The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  (n)
  Stock-Based Compensation

    The Company has elected to follow Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") in accounting for its stock-based compensation plan. The Company believes that including the fair value of compensation plans in determining net income is consistent with accounting for the cost of all other forms of compensation.

  (o)
  Shipping and Handling Costs

    The Company's shipping and handling costs are reflected within Cost of Sales in the Consolidated Statements of Operations.

  (p)
  Impact of Recently Issued Accounting Standards

    Goodwill was amortized on a straight-line basis by business segment through the fiscal year ended March 31, 2002. SFAS 142 is effective for fiscal years beginning after December 15, 2001. In compliance with this pronouncement, the Company adopted SFAS 142 on April 1, 2002. A reconciliation of previously reported net income (loss) to the pro forma amount adjusted for the exclusion of amortization of goodwill, net of the related income tax effect is as follows (in thousands):

	Fiscal Year Ended March 31,
	2003	2002	2001
Reported net income (loss)	$(315)	722	24,423
Add: Goodwill amortization, net of tax	—	3,012	3,056

Pro forma net income (loss)	$(315)	3,734	27,479

    In the quarter ended September 30, 2002, the Company performed its initial assessment of impairment as of April 1, 2002 and noted no impairment. The Company performed the first required annual impairment test of goodwill as of December 31, 2002 and noted no impairment.

    In August 2001, the Financial Accounting Standards Board issued SFAS 144 which provides clarifications of certain implementation issues within Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of" ("SFAS 121"), along with additional guidance on the accounting for the impairment or disposal of long-lived assets. SFAS 144 supercedes SFAS 121 and applies to all long-lived assets. SFAS 144 develops one accounting model (based on the model in SFAS 121) for long-lived assets that are to be disposed of by sale, as well as addresses the principal implementation issues. SFAS 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001. In compliance with this pronouncement, the Company adopted SFAS 144 on April 1, 2002. The adoption of SFAS 144 has not had a material effect on the Company's results of operations or financial position.

    In April 2002, the FASB issued Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections" ("SFAS 145"). SFAS 145 rescinds Statement of Financial Accounting Standards No. 4, "Reporting Gains and Losses from Extinguishment of Debt" ("SFAS 4"), which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect. As a result, the criteria in Accounting Principles Board Opinion No. 30 will now be used to classify those gains and losses. SFAS 145 amends Statement of Financial Accounting Standards No. 13, "Accounting for Leases" ("SFAS 13") to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. SFAS 145 also makes technical corrections to existing pronouncements. While those corrections are not substantive in nature, in some instances, they may change accounting practice. The provisions of SFAS 145 are effective for financial statements issued for fiscal years beginning after May 15, 2002, and interim periods within those fiscal years. The Company does not anticipate that the adoption of SFAS 145 will have a material effect on the Company's results of operations or financial position.

    In June 2002, the FASB issued Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS 146"). SFAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies the Emerging Issues Task Force ("EITF") 94-3. SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF 94-3, a liability for an exit cost (as generally defined in EITF 94-3) was recognized at the date of an entity's commitment to an exit plan. The provisions of SFAS 146 are effective for exit or disposal activities that are initiated after December 31, 2002. In compliance with this pronouncement, the Company adopted SFAS 146 on January 1, 2003. The adoption of SFAS 146 has not had a material effect on the Company's results of operations or financial position.

    In November 2002, EITF reached a Consensus on Issue No. 02-16, "Accounting by a Customer (including a Reseller) for Certain Consideration Received from a Vendor" ("EITF 02-16"). EITF 02-16 addresses the accounting and income statement classification for consideration given by a vendor to a retailer in connection with the sale of the vendor's products or for the promotion of sales of the vendor's products. The EITF concluded that such consideration received from vendors should be reflected as a decrease in prices paid for inventory and recognized in cost of sales as the related inventory is sold, unless specific criteria are met qualifying the consideration for treatment as reimbursement of specific, identifiable incremental costs. As clarified by the EITF in January 2003, this issue is effective for arrangements with vendors initiated on or after January 1, 2003. The provisions of this consensus have been applied prospectively and are consistent with the Company's existing accounting policy. Accordingly, the adoption of EITF 02-16 did not and will not have a material impact on our financial position or results of operations.

(2)   Inventories

  The components of inventories are as follows (in thousands):

	March 31,
	2003	2002
Paper	$7,973	7,158
Ink	164	169
Supplies and other	2,066	1,798

Total	$10,203	9,125

(3)   Other Assets

  The components of other assets are as follows (in thousands):

	March 31,
	2003	2002
Deferred financing costs, less accumulated amortization of $8,898 in 2003 and $7,271in 2002	$3,335	4,111
Spare parts inventory, net of valuation allowance of $100 in 2003 and 2002	6,058	5,600
Other	1,732	2,732

Total	$11,125	12,443

(4)   Accrued Expenses

        The components of accrued expenses are as follows (in thousands):

	March 31,
	2003	2002
Compensation and related taxes	$10,007	10,058
Employee benefits	12,680	11,411
Interest	4,048	4,258
Restructuring	2,961	5,343
Other	2,606	2,784

Total	$32,302	33,854

(5)   Notes Payable, Long-Term Debt and Capitalized Leases

        Long-term debt is summarized as follows (in thousands):

	March 31,
	2003	2002
Bank Credit Agreement:
Series A Term Loan	$4,230	9,495
Series B Term Loan	34,945	39,630

	39,175	49,125
12 3/4% Senior Subordinated Notes Due 2005	170,055	171,755
Capitalized leases	22,517	30,208
Other loans with varying maturities and interest rates	10	1,704

Total long-term debt	231,757	252,792
Less current installments	31,698	19,946

Long-term debt and capitalized leases, excluding current installments	$200,059	232,846

  The Company has a $145 million credit facility with a syndicate of lenders (the "Bank Credit Agreement"), providing for a $70 million revolving credit facility which is not subject to a borrowing base limitation (the "Revolving Credit Facility") maturing on March 31, 2004, a $25 million amortizing term loan facility maturing on March 31, 2004 (the "A Term Loan Facility") and a $50 million amortizing term loan facility maturing on March 31, 2005 (the "B Term Loan Facility").

  As noted above, the Revolving Credit Facility provides for a maximum of $70 million borrowing availability, subject to certain customary conditions. This availability includes a provision for up to $40 million of letters of credit. At March 31, 2003, the Company had no borrowings outstanding under the Revolving Credit Facility and letters of credit outstanding of approximately $32.6 million. As a result, the Company had additional borrowing availability of approximately $22.0 million.

  Interest under the Bank Credit Agreement is floating based upon existing market rates plus agreed upon margin levels. In addition, the Company is obligated to pay commitment and letter of credit fees. Such margin levels and fees reduce over the term of the agreement subject to the achievement of certain Leverage Ratio measures (as defined in the Bank Credit Agreement). The weighted-average rate on outstanding indebtedness under the Bank Credit Agreement was 4.6% at March 31, 2003 and 4.7% at March 31, 2002.

  The Senior Subordinated Notes (the "Notes") bear interest at 12 3/4% and mature August 1, 2005. Interest on the Notes is payable semi-annually on February 1 and August 1. The Notes are redeemable at the option of Graphics in whole or in part from August 1, 2001, at 103.188% of the principal amount and from August 1, 2002, at 100% of the principal amount, plus accrued interest. Upon the occurrence of a change of control triggering event, as defined, each holder of a Note will have the right to require Graphics to repurchase all or any portion of such holder's Note at 101% of the principal amount thereof, plus accrued interest. The Notes are subordinate to all existing and future senior indebtedness, as defined, of Graphics, and are guaranteed on a senior subordinated basis by Holdings.

  During the fiscal year ending March 31, 2003, the Company repurchased in the open market, an aggregate principal amount of $1.7 million of the Notes for approximately $1.7 million.

  Borrowings under the Bank Credit Agreement are secured by substantially all of the Company's assets. In addition, Holdings has fully and unconditionally guaranteed the indebtedness under the Bank Credit Agreement, which guarantee is secured by a pledge of all of Graphics' and its subsidiaries' stock. The agreement (1) requires satisfaction of certain financial covenants including Minimum Consolidated EBITDA, Consolidated Interest Coverage Ratio and Leverage Ratio requirements, (2) requires prepayments in certain circumstances including excess cash flows, proceeds from asset dispositions in excess of prescribed levels and certain capital structure transactions and (3) contains various restrictions and limitations on the following items: (a) the level of capital spending, (b) the incurrence of additional indebtedness, (c) mergers, acquisitions, investments and similar transactions and (d) dividends and other distributions. In addition, the agreement includes various other customary affirmative and negative covenants. The Senior Subordinated Notes Indenture's negative covenants are similar to, but in certain respects are less restrictive than, covenants under the Bank Credit Agreement. Graphics' ability to pay dividends or lend funds to Holdings is restricted (see note 1 for a discussion of those restrictions).

  The amortization for total long-term debt and capitalized leases at March 31, 2003 is shown below (in thousands):

Fiscal year	Long-Term Debt	Capitalized Leases
2004	$21,713	$11,328
2005	17,472	3,164
2006	170,055	3,176
2007	—	2,903
2008	—	3,602
Thereafter	—	2,173

Total	$209,240	26,346

Imputed interest		(3,829)

Present value of minimum lease payments		$22,517

  Capital leases have varying maturity dates and implicit interest rates which generally approximate 7%-10%. The Company estimates that the carrying amounts of the Company's debt and other financial instruments approximate their fair values at March 31, 2003 and 2002.

(6)   Income Taxes

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts as measured by tax laws and regulations. Significant components of the Company's deferred tax liabilities and assets as of March 31, 2003 and 2002 are as follows (in thousands):

	March 31,
	2003	2002
Deferred tax liabilities:
Book over tax basis in fixed assets	$19,512	21,351
Foreign taxes	3,687	3,306
Accumulated amortization	1,885	1,313
Other, net	3,973	3,990

Total deferred tax liabilities	29,057	29,960
Deferred tax assets:
Bad debts	997	1,016
Accrued expenses and other liabilities	20,158	23,670
Net operating loss carryforwards	27,592	26,212
AMT credit carryforwards	1,203	1,477
Minimum pension liability	9,175	4,217
Cumulative translation adjustment	970	1,345

Total deferred tax assets	60,095	57,937
Valuation allowance for deferred tax assets	26,815	23,346

Net deferred tax assets	33,280	34,591

Net deferred tax (assets) liabilities	$(4,223)	(4,631)

  Management has evaluated the need for a valuation allowance for deferred tax assets and believes that certain deferred tax assets will more likely than not be realized through the future reversal of existing taxable temporary differences and future earnings of the Company. The valuation allowance increased by $3.5 million during the fiscal year ending March 31, 2003 as a result of changes in the deferred tax items. This increase is primarily due to a $5.0 million increase related to the tax effect of the minimum pension liability, which is a component of other comprehensive income, offset in part by a decrease in other temporary differences generating deferred tax assets.

  Income tax expense (benefit) attributable to income from continuing operations consists of (in thousands):

	Year ended March 31,
	2003	2002	2001
Current
Federal	$(274)	(445)	457
State	163	249	343
Foreign	1,262	483	1,575

Total current	1,151	287	2,375

Deferred
Federal	30	(4,505)	(6,344)
State	(3)	(909)	(1,515)
Foreign	381	54	557

Total deferred	408	(5,360)	(7,302)

Provision (benefit) for Income Taxes	$1,559	(5,073)	(4,927)

  The effective tax rates for the fiscal years ending March 31, 2003, 2002 and 2001 were 125.3%, 116.6% and (25.3%), respectively. The difference between these effective tax rates relating to continuing operations and the statutory federal income tax rate is composed of the following items:

	Year ended March 31,
	2003	2002	2001
Statutory tax rate	35.0%	35.0%	35.0%
State income taxes, less federal tax impact	8.4	9.9	(3.9)
Foreign taxes, less federal tax impact	95.8	(8.3)	8.0
Amortization	—	(14.1)	3.2
Other nondeductible expenses	15.0	(4.4)	1.2
Change in valuation allowance	(69.6)	96.9	(63.9)
Change in cumulative translation	29.3	2.3	(2.8)
Other, net	11.4	(0.7)	(2.1)

Effective income tax rate	125.3%	116.6%	(25.3%)

  As of March 31, 2003, the Company had available net operating loss carryforwards ("NOL's") for state purposes of $36.1 million, which can be used to offset future state taxable income. If these NOL's are not utilized, they will begin to expire in 2004 and will be totally expired in 2023.

  As of March 31, 2003, the Company had available NOL's for federal purposes of $74.5 million, which can be used to offset future federal taxable income. If these NOL's are not utilized, they will begin to expire in 2011 and will be totally expired in 2023.

  The Company also had available an alternative minimum tax credit carryforward of $1.2 million, which can be used to offset future taxes in years in which the alternative minimum tax does not apply. This credit can be carried forward indefinitely.

  The Company has alternative minimum tax NOL's in the amount of $68.8 million, which will begin to expire in 2011 and will be completely expired in 2023.

(7)   Other Liabilities

  The components of other liabilities are as follows (in thousands):

	March 31,
	2003	2002
Deferred revenue agreements	$44,582	34,204
Long-term pension and postretirement liabilities	9,756	12,070
Minimum pension liability	23,390	10,751
Other	3,037	3,832

Total	$80,765	60,857

(8)   Employee Benefit Plans

  Defined Benefit Pension Plans

  Pension Plans

  The Company sponsors defined benefit pension plans covering full-time employees of the Company who had at least one year of service at December 31, 1994. Benefits under these plans generally are based upon the employee's years of service and, in the case of salaried employees, compensation during the years immediately preceding retirement. The Company's general funding policy is to contribute amounts within the annually calculated actuarial range allowable as a deduction for federal income tax purposes. The plans' assets are maintained by trustees in separately managed portfolios consisting primarily of equity and fixed income securities. In October 1994, the Board of Directors approved an amendment to the Company's defined benefit pension plans, which resulted in the freezing of additional defined benefits for future services under the plans effective January 1, 1995.

  Supplemental Executive Retirement Plan

  In October 1994, the Board of Directors approved a new Supplemental Executive Retirement Plan ("SERP"), which is a defined benefit plan, for certain key executives. Benefits under this plan will be paid from the Company's assets. The aggregate accumulated projected benefit obligation under this plan was approximately $2.3 million and $2.9 million at March 31, 2003 and March 31, 2002, respectively.

  Defined Benefit Postretirement Plans

  Postretirement Benefits

  The Company provides certain other postretirement benefits for employees, primarily life and health insurance. Full-time employees who have attained age 55 and have at least five years of service are entitled to postretirement health care and life insurance coverage. Postretirement life insurance coverage is provided at no cost to eligible retirees. Special cost sharing arrangements for health care coverage are available to employees whose age plus years of service at the date of retirement equals or exceeds 85 ("Rule of 85"). Any eligible retiree not meeting the Rule of 85 must pay 100% of the required health care insurance premium.

  Effective January 1, 1995, the Company amended the health care plan changing the health care benefit for all employees retiring on or after January 1, 2000. This amendment had the effect of reducing the accumulated postretirement benefit obligation by approximately $3 million. This reduction is reflected as unrecognized prior service cost and is being amortized on a straight line basis over 15.6 years, the average remaining years of service to full eligibility of active plan participants at the date of the amendment.

  401(k) Defined Contribution Plan

  Effective January 1, 1995, the Company amended its 401(k) defined contribution plan. Eligible participants may contribute up to 15% of their annual compensation subject to maximum amounts established by the Internal Revenue Service and receive a matching employer contribution on amounts contributed. Through March 16, 2003, the employer matching contribution was made bi-weekly and equaled 2% of annual compensation for all plan participants plus 50% of the first 6% of annual compensation contributed to the plan by each employee, subject to maximum amounts established by the Internal Revenue Service. Currently, the employer matching contribution is made bi-weekly and equals 25% of the first 6% of annual compensation contributed to the plan by each employee, subject to maximum amounts established by the Internal Revenue Service. The Company's contribution under this Plan amounted to $3.9 million during the fiscal year ended March 31, 2003, $4.1 million during the fiscal year ended March 31, 2002 and $4.2 million during the fiscal year ended March 31, 2001.

  The following table provides a reconciliation of the changes in the defined benefit plans' benefit obligations and fair value of plan assets for the fiscal years ended March 31, 2003 and 2002 and a statement of the funded status of such plans as of March 31, 2003 and 2002 (in thousands):

	Defined Benefit Pension Plans		Defined Benefit Postretirement Plan
	2003	2002	2003	2002
Change in Benefit Obligation
Benefit obligation at beginning of year	$58,154	55,327	2,842	2,739
Service cost	410	431	21	7
Interest cost	4,237	4,256	216	185
Plan participants' contributions	—	—	274	247
Actuarial loss	3,073	1,025	455	258
Expected benefit payments	(3,921)	(2,885)	(649)	(594)

Benefit obligation at end of year	$61,953	58,154	3,159	2,842

Change in Plan Assets
Fair value of plan assets at beginning of year	$40,225	48,671	—	—
Actual return on plan assets	(6,426)	(6,159)	—	—
Employer contributions	2,603	598	375	347
Plan participants' contributions	—	—	274	247
Benefits paid	(3,921)	(2,885)	(649)	(594)

Fair value of plan assets at end of year	$32,481	40,225	—	—

Funded Status	$(29,472)	(17,929)	(3,159)	(2,842)
Unrecognized net actuarial (gain) or loss	23,390	10,686	(27)	(306)
Unrecognized prior service gain	—	—	(1,633)	(2,077)
Additional minimum pension liability	(23,390)	(10,751)	—	—

Accrued benefit liability	$(29,472)	(17,994)	(4,819)	(5,225)

	Defined Benefit Pension Plans		Defined Benefit Postretirement Plan
	2003	2002	2003	2002
Weighted – Average Assumptions
Discount rate – benefit obligation	7.00%	7.50%	7.00%	7.50%
Expected return on plan assets	10.00%	10.00%	N/A	N/A
Rate of compensation increase	N/A	N/A	N/A	N/A

  For measurement purposes under the defined benefit postretirement plan, a 10 percent annual rate of increase in the per capita cost of covered health care benefits (including prescription drugs) was assumed for March 31, 2003. This rate was assumed to decrease gradually to 5 percent through the fiscal year ending 2008 and remain at that level thereafter.

	Defined Benefit Pension Plans			Defined Benefit Postretirement Plan
	2003	2002	2001	2003	2002	2001
Components of Net Periodic Benefit Cost
Service cost	$410	431	438	21	7	14
Interest cost	4,237	4,256	4,102	216	185	196
Expected return on plan assets	(3,930)	(4,693)	(5,468)	—	—	—
Amortization of prior service cost	—	(102)	(112)	(222)	(222)	(222)
Amortization of unrecognized loss	697	—	—	—	—	—
Curtailment gain	—	(94)	(3)	—	—	—
Settlement loss	28	—	—	—	—	—
Recognized net actuarial gain	—	—	(885)	(46)	(169)	(123)

Net periodic benefit (income) loss	$1,442	(202)	(1,928)	(31)	(199)	(135)

  Assumed health care cost trend rates have a significant effect on the amounts reported for the medical component of the defined benefit postretirement plan. A one-percentage point change in the assumed health care cost trend rates would have the following effects:

	1% Point Increase	1% Point Decrease
Effect on total of service and interest cost components of expense	$5	$(5)
Effect on postretirement benefit obligation	$76	$(69)

(9)   Capital Stock

  At March 31, 2003, capital stock consists of Holdings' common stock ("Common Stock") and Series AA and Series BB convertible preferred stock collectively, ("Preferred Stock"). Each share of Common Stock is entitled to one vote on each matter common shareholders are entitled to vote on. The Preferred Stock has no voting rights. Dividends on the Common Stock and Preferred Stock are discretionary by the Board of Directors. Upon the occurrence of a Liquidation Event (as defined in the amended and restated Certificate of Incorporation), all amounts available for payment or distribution shall first be paid to holders of Series BB preferred stock, then holders of Series AA preferred stock and then to holders of Common Stock. Each share of the Preferred Stock may be converted, at the option of the holder, into shares of Common Stock using conversion ratios and subject to conditions set forth in the Holdings' Certificate of Incorporation.

(10) Stock Option Plans

  Common Stock Option Plan

  In 1993, the Company established the ACG Holdings, Inc. Common Stock Option Plan. This plan, as amended, (the "1993 Common Stock Option Plan") is administered by a committee of the Board of Directors (the "Committee") and currently provides for granting up to 17,322 shares of Common Stock. On January 16, 1998, the Company established another common stock option plan (the "1998 Common Stock Option Plan"). This plan is administered by the Committee and provides for granting up to 36,939 shares of Common Stock. The 1993 Common Stock Option Plan and the 1998 Common Stock Option Plan are collectively referred to as the "Common Stock Option Plans". Stock options may be granted under the Common Stock Option Plans to officers and other key employees of the Company at the exercise price per share of Common Stock, as determined at the time of grant by the Committee in its sole discretion. All options are 25% exercisable on the first anniversary date of a grant and vest in additional 25% increments on each of the next three anniversary dates of each grant. All options expire 10 years from date of grant.

  A summary of activity under the Common Stock Option Plans is as follows:

	Options	Weighted- Average Exercise Price ($)	Exercisable Options (a)
Outstanding at March 31, 2000	29,840	13.35	9,536
Granted	—	—
Exercised	—	—
Forfeited	—	—

Outstanding at March 31, 2001	29,840	13.35	19,087
Granted	450.01
Exercised	—	—
Forfeited	—	—

Outstanding at March 31, 2002	30,290	13.15	27,569
Granted	2,974.01
Exercised	(20,531)	7.98
Forfeited	(2,411)	37.34

Outstanding at March 31, 2003	10,322	14.01	6,617

  (a)
  At March 31, 2003, 2002 and 2001, 552, 1,418 and 780, respectively, of the exerciseable options had a $240/option exercise price, all other exercisable options, in all periods, have a $.01/option exercise price.

			Black-Scholes Option Pricing Model Wtd. Avg. Assumptions
Fiscal Year Ended March 31,	# Options Granted	Wtd. Avg. Grant Date Fair Value ($)	Exercise Price per Option ($)	Risk Free Interest Rate (%)	Annual Dividend Yield (%)	Expected Volatility	Expected Life (Years)
2003	632	343.73	.01	3.56	—	—	5
	2,342.01		.01	1.63	—	—	5

	2,974
2002	450	969.36	..01	3.76	—	—	5
2001	495	538.62	..01	6.44	—	—	5
	1,770.01		.01	5.62	—	—	5
	200.01		.01	5.25	—	—	5
	200.01		240.00	5.25	—	—	5

	2,665

  The weighted-average remaining contractual life of the options outstanding at March 31, 2003 was 4.6 years. A total of 6,268 shares (including 362 previously exercised options that were subsequently cancelled) of Holdings Common Stock were reserved for issuance, but not granted under the Common Stock Option Plans at March 31, 2003.

  As a result of the SFAS 123 requirements, the Company recognized stock compensation expense of $0.2 million related to the common stock option grants in the fiscal year ended March 31, 2003, $0.1 million in the fiscal year ended March 31, 2002 and less than $0.1 million in the fiscal year ended March 31, 2001.

  Preferred Stock Option Plan

  In the fiscal year ended March 31, 1998, the Company established the ACG Holdings, Inc. Preferred Stock Option Plan (the "Preferred Stock Option Plan"). This plan is administered by the Committee and provides for granting up to 583 shares of Preferred Stock. Stock options may be granted under this Preferred Stock Option Plan to officers and other key employees of the Company at the exercise price per share of Preferred Stock, as determined at the time of grant by the Committee in its sole discretion. All options are fully vested and are 100% exercisable at the date of grant. All options expire 10 years from date of grant.

  A summary of the Preferred Stock Option Plan is as follows:

Options
Outstanding at March 31, 2000 & 2001	555
Granted	—
Exercised	—
Forfeited	—

Outstanding at March 31, 2002	555
Granted	27
Exercised	—
Forfeited	—

Outstanding at March 31, 2003	582

  All options were granted with a $1,909 exercise price. The weighted-average remaining contractual life of the options outstanding at March 31, 2003 was 5.1 years. All of the options outstanding were exercisable at March 31, 2003. In the fiscal year ended March 31, 2003, 27 options were granted with a weighted-average grant-date fair value of $3,181/option. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model. The following weighted-average assumptions were used for the fiscal year ended March 31, 2003: risk free interest rate of 1.63%; no annual divided yield; volatility factor of 0; and an expected option life of two years. As a result of the SFAS 123 requirements, the Company recognized approximately $0.1 million in the fiscal year ended March 31, 2003 related to the preferred stock option grant during that fiscal year. No grants of preferred options in the fiscal years ended March 31, 2001 and March 31, 2000, resulted in zero stock compensation expense for those years.

(11) Commitments and Contingencies

  The Company incurred rent expense for the fiscal years ended March 31, 2003, 2002 and 2001 of $4.5 million, $4.7 million and $5.3 million, respectively, under various operating leases. Future minimum rental commitments under existing operating lease arrangements at March 31, 2003 are as follows (in thousands):

Fiscal Year
2004	$3,298
2005	2,696
2006	2,228
2007	2,011
2008	906
Thereafter	1,255

Total	$12,394

  The Company has employment agreements with one of its principal officers and two other employees. Such agreements provide for minimum salary levels as well as for incentive bonuses, which are payable if specified management goals are attained. In addition, the Company has a consulting agreement with one former employee. The aggregate commitment for future compensation at March 31, 2003, excluding bonuses, was approximately $1.8 million.

  In the quarter ended December 31, 1997, the Company entered into multi-year contracts to purchase a portion of the Company's raw materials to be used in its normal operations. In connection with such purchase agreements, pricing for a portion of the Company's raw materials is adjusted for certain movements in market prices, changes in raw material costs and other specific price increases. The Company is deferring certain contractual provisions over the life of the contracts, which are being recognized as the purchase commitments are achieved. The amount deferred at March 31, 2003 is $44.6 million and is included within Other liabilities in the Company's consolidated balance sheet.

  Graphics, together with over 300 other persons, has been designated by the U.S. Environmental Protection Agency as a potentially responsible party (a "PRP") under the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA", also known as "Superfund") at a solvent recovery operation that closed in 1989. Although liability under CERCLA may be imposed on a joint and several basis and the Company's ultimate liability is not precisely determinable, the PRPs have agreed in writing that Graphics' share of removal costs is approximately 0.583%; therefore Graphics believes that its share of the anticipated remediation costs at such site will not be material to its business or financial condition. Based upon an analysis of Graphics' volumetric share of waste contributed to the site and the agreement among the PRPs, the Company maintains a reserve of approximately $0.1 million in connection with this liability on its consolidated balance sheet at March 31, 2003. The Company believes this amount is adequate to cover such liability.

  The Company has been named as a defendant in several legal actions arising from its normal business activities. In the opinion of management, any liabilities that may arise from such actions will not, individually or in the aggregate, have a material adverse effect on the consolidated financial statements of the Company.

(12) Significant Customers

  No single customer represented more than 10% of total sales in the fiscal years ended March 31, 2003, 2002, and 2001.

(13) Interim Financial Information (Unaudited)

        Quarterly financial information follows (in thousands):

	Net Sales	Gross Profit	Net Income (Loss)
Fiscal Year 2003
Quarter Ended:
June 30	$127,455	20,973	4,459
September 30	130,076	17,755	1,122
December 31	141,913	19,523	2,221
March 31	117,695	13,395	(8,117)

Total	$517,139	71,646	(315)

Fiscal Year 2002
Quarter Ended:
June 30	$138,472	20,802	5,040
September 30	133,055	18,702	945
December 31	146,839	22,402	3,632
March 31	120,842	17,019	(8,895)

Total	$539,208	78,925	722

(14) Restructuring Costs and Other Special Charges

  Fiscal Year 2003 Restructuring Costs

  In the fourth quarter of Fiscal Year 2003, the Company's Board of Directors approved a restructuring plan for the print and premedia services segments designed to improve operating efficiency and profitability. This plan included the closing of a premedia services facility in Nashville, Tennessee, a reduction of personnel in both the print and premedia services segments and the elimination of certain administrative personnel. These combined actions resulted in the elimination of 30 positions within the Company.

  As a result of this plan, the Company recorded a pre-tax restructuring charge of approximately $1.2 million in the fourth quarter of the fiscal year ended March 31, 2003. This charge was classified within restructuring costs and other special charges in the consolidated statement of operations in the fiscal year ended March 31, 2003. The cost of this restructuring plan was accounted for in accordance with the guidance set forth in SFAS 146. The restructuring charge is primarily composed of severance and related termination benefits.

  The following table summarizes the activity related to this restructuring plan for the fiscal year ended March 31, 2003 (in thousands):

	Restructuring Charges	Activity	03/31/03 Restructuring Reserve Balance
Severance and other employee costs	$1,077	(98)	979
Other costs	114	(11)	103

	$1,191	(109)	1,082

  As of March 31, 2003, the Company believes the restructuring reserve of approximately $1.1 million is adequate. The process of closing a premedia services facility, and the elimination of certain personnel within the Company was completed by March 31, 2003. The Company anticipates that all costs will be paid before March 31, 2004. These costs will be funded through cash generated from operations and borrowings under the Company's Revolving Credit Facility.

  Fiscal Year 2002 Restructuring Costs

  In January 2002, the Company's Board of Directors approved a restructuring plan for the print and premedia services segments designed to improve asset utilization, operating efficiency and profitability. This plan included the closing of a print facility in Hanover, Pennsylvania and a premedia services facility in West Palm Beach, Florida, the downsizing of a Buffalo, New York premedia services facility and the elimination of certain administrative personnel. This action resulted in the elimination of 189 positions within the Company.

  As a result of this plan, the Company recorded a pre-tax restructuring charge of approximately $8.6 million in the fourth quarter of the fiscal year ending March 31, 2002. This charge was classified within restructuring costs and other special charges in the consolidated statement of operations in the fiscal year ended March 31, 2002. The cost of this restructuring plan was accounted for in accordance with the guidance set forth in Emerging Issues Task Force Issue 94-3 "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)" ("EITF 94-3"). The restructuring charge included severance and related termination benefits, lease termination costs primarily related to future lease commitments, equipment deinstallation costs directly associated with the disassembly of certain printing presses and other equipment, and other costs primarily including legal fees, site clean-up costs and the write-off of certain press related parts that provide no future use or functionality.

  The following table summarizes the activity related to this restructuring plan for the fiscal year ended March 31, 2003 (in thousands):

	03/31/02 Restructuring Reserve Balance	Activity	03/31/03 Restructuring Reserve Balance
Severance and other employee costs	$3,519	(3,021)	498
Lease termination costs	1,289	22	1,311
Other costs	423	(353)	70

	$5,231	(3,352)	1,879

  As of March 31, 2003, the Company believes the restructuring reserve of $1.9 million is adequate. The process of closing two facilities and downsizing one facility, including equipment deinstallation and relocation of that equipment to other facilities within the Company, was completed by March 31, 2002. During the fiscal year ended March 31, 2002, $3.4 million of these costs were paid. The Company anticipates that $1.0 million of the restructuring reserve balance will be paid by March 31, 2004 and the remaining $0.9 million will be paid by March 31, 2005. These costs will be funded through cash generated from operations and borrowings under the Company's Revolving Credit Facility.

  Fiscal Year 1999 Restructuring Costs

  In March 1999, the Company approved a plan for its premedia services division, which was designed to consolidate certain facilities in order to improve asset utilization and operational efficiency, modify the organizational structure as a result of facility consolidation and other changes and reduce overhead and other costs. Approximately $3.1 million of these costs were paid or settled before March 31, 2000. During the fiscal years ended March 31, 2003, 2002 and 2001, $0.1 million, $0.3 million and $1.1 million of these costs were paid, respectively.

  Other Special Charges

  The Company recorded an impairment charge of approximately $0.5 million in the fourth quarter of the fiscal year ended March 31, 2003 to reflect the decision to abandon certain Company assets. The provision was based on a review of the Company's long-lived assets in accordance with SFAS 144. This impairment charge is classified within restructuring costs and other special charges in the consolidated statement of operations.

  The Company also recorded an impairment charge of approximately $4.3 million in the fourth quarter of the fiscal year ended March 31, 2002 to reflect the decision to abandon certain Company assets. The provision was based on a review of the Company's long-lived assets in accordance with SFAS 121. This impairment charge is classified within restructuring costs and other special charges in the consolidated statement of operations.

(15) Parent Guarantee of Subsidiary Debt

  Graphics, the issuer of the Notes, is a wholly owned subsidiary of Holdings. Holdings has no other subsidiaries. Holdings has fully and unconditionally guaranteed the payment of principal and interest on the Notes on an unsecured senior subordinated basis. The guaranty by Holdings ranks junior to all existing and future senior indebtedness of Holdings, including its full and unconditional guaranty of Graphics obligations under the Bank Credit Agreement. Holdings conducts no business other than as the sole shareholder of Graphics and has no significant assets other than the capital stock of Graphics, all of which is pledged to secure Holdings' obligations under the Bank Credit Agreement. Holdings is dependent upon distributions from Graphics to fund its obligations. Graphics' ability to pay dividends or lend funds to Holdings is restricted (see note 1 for a discussion of those restrictions).

(16) Industry Segment Information

  The Company has significant operations principally in two industry segments: (1) print and (2) premedia services. All of the Company's print business and assets are attributed to the print division and all of the Company's premedia services business and assets are attributed to the premedia services division. The Company's corporate expenses have been segregated and do not constitute a reportable segment.

  The Company has two reportable segments: (1) print and (2) premedia services. The print business produces advertising inserts, comics (Sunday newspaper comics, comic insert advertising and comic books), and other publications. The Company's premedia services business assists customers in the capture, manipulation, transmission and distribution of images. The majority of the premedia services work leads to the production of four-color separations in a format appropriate for use by printers.

  The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on segment EBITDA as calculated by management, which is defined as earnings before net interest expense, income tax expense (benefit), depreciation, amortization, other non-cash expenses, other special charges related to asset write-offs and write-downs, other expense (income), restructuring costs and discontinued operations. The Company generally accounts for intersegment revenues and transfers as if the revenues or transfers were to third parties, that is, at current market prices. Certain reclassifications have been made to prior year balances to conform with the current year presentation.

  In the first quarter of the fiscal year ending March 31, 2004 ("Fiscal Year 2004"), the Company sold its digital visual effects business, ("Digiscope"), for a de minimis amount and recorded a net loss of approximately $0.4 million. Segment operating results for all periods below have been reclassified to present Digiscope's operating results as a discontinued operation. In addition, all periods below reflect a reclassification to the print segment of certain premedia revenues and expenses performed in the print facilities previously presented within the premedia services segment. We revised and reclassified the segment reporting to reflect the current approach used by the Chief Operating Decision Maker in evaluating segment operating results. These reclassifications do not impact any of the Company's previously reported consolidated results.

  The Company's reportable segments are business units that offer different products and services. They are managed separately because each segment requires different technology and marketing strategies. A substantial portion of the revenue, long-lived assets and other assets of the Company's reportable segments are attributed to or located in the United States.

(In thousands)	Print	Premedia Services	Corporate and Other	Total
Fiscal Year 2003
Segment revenues	$463,071	54,068	—	517,139
EBITDA as calculated by management	$53,571	8,376	(3,819)	58,128
Depreciation and amortization	(19,760)	(4,336)	—	(24,096)
Other special charges — SFAS 144	(197)	(334)	—	(531)
Restructuring costs	(614)	(577)	—	(1,191)

Operating income (loss)	33,000	3,129	(3,819)	32,310
Interest expense	—	—	(28,674)	(28,674)
Interest income	—	—	90	90
Other, net	(345)	(305)	(853)	(1,503)
Income tax expense	—	—	(1,559)	(1,559)
Depreciation from discontinued operations	—	—	(355)	(355)
Discontinued operations excluding depreciation	—	—	(624)	(624)

Net income (loss)	$32,655	2,824	(35,794)	(315)
Total assets	$250,041	17,403	10,997	278,441
Total goodwill	$64,656	1,892	—	66,548
Total capital expenditures	$26,534	2,118	—	28,652

Fiscal Year 2002
Segment revenues	$475,955	63,253	—	539,208
EBITDA as calculated by management	$65,701	8,544	(3,459)	70,786
Depreciation and amortization	(22,147)	(5,225)	(3,012)	(30,384)
Other special charges — SFAS 121	(3,875)	(407)	—	(4,282)
Restructuring costs	(6,491)	(2,147)	—	(8,638)

Operating income (loss)	33,188	765	(6,471)	27,482
Interest expense	—	—	(29,973)	(29,973)
Interest income	—	—	167	167
Other, net	27	(400)	(251)	(624)
Income tax benefit	—	—	5,073	5,073
Depreciation from discontinued operations	—	—	(815)	(815)
Discontinued operations excluding depreciation	—	—	(588)	(588)

Net income (loss)	$33,215	365	(32,858)	722
Total assets	$240,818	20,906	18,789	280,513
Total goodwill	$64,656	1,892	—	66,548
Total capital expenditures	$21,851	2,460	239	24,550

(In thousands)	Print	Premedia Services	Corporate and Other	Total
Fiscal Year 2001
Segment revenues	$522,601	77,420	—	600,021
EBITDA as calculated by management	$76,938	14,435	(3,963)	87,410
Depreciation and amortization	(24,380)	(5,666)	(3,152)	(33,198)
Other special charges – SFAS 121	—	—	—	—
Restructuring costs	—	—	—	—

Operating income (loss)	52,558	8,769	(7,115)	54,212
Interest expense	—	—	(33,042)	(33,042)
Interest income	—	—	113	113
Other, net	33	(856)	(331)	(1,154)
Income tax benefit	—	—	4,927	4,927
Depreciation from discontinued operations	—	—	(1,488)	(1,488)
Discontinued operations excluding depreciation	—	—	855	855

Net income (loss)	$52,591	7,913	(36,081)	24,423
Total assets	$256,786	28,457	16,959	302,202
Total goodwill	$66,736	2,824	—	69,560
Total capital expenditures	$19,492	5,539	240	25,271

(17) Subsequent Events

  On June 5, 2003, the Company sold its digital visual effects business, Digiscope, for a de minimis amount, which resulted in a net loss of approximately $0.4 million in the quarter ended June 30, 2003, which is net of zero income tax benefits. The sale of Digiscope has been accounted for as a discontinued operation, and accordingly, Digiscope's operating results are segregated and reported as a discontinued operation in the accompanying consolidated financial statements. Sales, cost of sales and selling, general and administrative expenses attributable to Digiscope have been reclassified and presented within discontinued operations.

SCHEDULE I – CONDENSED FINANCIAL INFORMATION OF REGISTRANT
ACG HOLDINGS, INC.
Parent Company Only
Condensed Balance Sheets
(Dollars in thousands)

	March 31,
	2003	2002
Assets
Current assets:
Receivable from subsidiary	$606	26
Income taxes receivable	348	611

Total assets	$954	637

Liabilities and Stockholders' Deficit
Liabilities of subsidiary in excess of assets	$108,653	96,657

Total liabilities	108,653	96,657
Stockholders' deficit:
Common stock, voting, $.01 par value, 5,852,223 shares authorized, 163,929 and 143,399 shares issued and outstanding at March 31, 2003 and March 31, 2002, respectively	2	1
Preferred stock, $.01 par value, 15,823 shares authorized, 3,617 shares Series AA convertible preferred stock issued and outstanding, $39,442,500 liquidation preference, and 1,606 shares Series BB convertible preferred stock issued and outstanding, $17,500,000 liquidation preference	—	—
Additional paid-in capital	58,816	58,500
Accumulated deficit	(140,655)	(140,340)
Other accumulated comprehensive loss, net of tax	(25,862)	(14,181)

Total stockholders' deficit	(107,699)	(96,020)

Commitments and contingencies
Total liabilities and stockholders' deficit	$954	637

See accompanying notes to condensed financial statements.

SCHEDULE I – CONDENSED FINANCIAL INFORMATION OF REGISTRANT
ACG HOLDINGS, INC.
Parent Company Only
Condensed Statements of Operations
(In thousands)

	Year ended March 31,
	2003	2002	2001
Equity in income (loss) of subsidiary	$(315)	722	24,423

Net income (loss)	$(315)	722	24,423

See accompanying notes to condensed financial statements.

SCHEDULE I – CONDENSED FINANCIAL INFORMATION OF REGISTRANT
ACG HOLDINGS, INC.
Parent Company Only
Condensed Statements of Cash Flows
(In thousands)

Year ended March 31,
	2003	2002	2001
Cash flows from operating activities	$—	—	—
Cash flows from investing activities	—	—	—
Cash flows from financing activities	—	—	—

Net change in cash	$—	—	—

See accompanying notes to condensed financial statements.

SCHEDULE I – CONDENSED FINANCIAL INFORMATION OF REGISTRANT
ACG HOLDINGS, INC.
Parent Company Only
Notes to Condensed Financial Statements

Description of ACG Holdings, Inc.

Our Company was formed in April 1989 under the name GBP Holdings, Inc. to effect the purchase of all the capital stock of GBP Industries, Inc. from its stockholders in a leveraged buyout transaction. In October 1989, GBP Holdings, Inc. changed its name to Sullivan Holdings, Inc. and GBP Industries, Inc. changed its name to Sullivan Graphics, Inc. Effective June 1993, Sullivan Holdings, Inc. changed its name to Sullivan Communications, Inc. Effective July 1997, Sullivan Communications, Inc. changed its name to ACG Holdings, Inc. ("Holdings") and Sullivan Graphics, Inc. changed its name to American Color Graphics, Inc. ("Graphics").

Holdings has no operations or significant assets other than its investment in Graphics. Holdings is dependent upon distributions from Graphics to fund its obligations. Under the terms of its debt agreements at March 31, 2003, Graphics' ability to pay dividends or lend to Holdings is either restricted or prohibited, except that Graphics may pay specified amounts to Holdings to fund the payment of Holdings' obligations pursuant to a tax sharing agreement (see note 4).

On April 8, 1993 (the "Acquisition Date"), pursuant to an Agreement and Plan of Merger dated as of March 12, 1993, as amended (the "Merger Agreement"), between Holdings and SGI Acquisition Corp. ("Acquisition Corp."), Acquisition Corp. was merged with and into Holdings (the "Acquisition"). Acquisition Corp. was formed by The Morgan Stanley Leveraged Equity Fund II, L.P., certain institutional investors, and certain members of management (the "Purchasing Group") for the purpose of acquiring a majority interest in Holdings. Acquisition Corp. acquired a substantial and controlling majority interest in Holdings in exchange for $40 million in cash. In the Acquisition, Holdings continued as the surviving corporation and the separate corporate existence of Acquisition Corp. was terminated.

In connection with the Acquisition, the existing consulting agreement with the managing general partner of Holdings' majority stockholder was terminated and the related liabilities of Holdings were canceled. The agreement required Holdings to make minimum annual payments of $1 million for management advisory services subject to limitations in Graphics' debt agreements. No amounts were paid during the periods presented in these condensed financial statements.

  1.
  Basis of Presentation

    The accompanying condensed financial statements (parent company only) include the accounts of Holdings and its investments in Graphics accounted for in accordance with the equity method, and do not present the financial statements of Holdings and its subsidiary on a consolidated basis. These parent company only financial statements should be read in conjunction with ACG Holdings, Inc. consolidated financial statements. The Acquisition was accounted for under the purchase method of accounting applying the provisions of Accounting Principles Board Opinion No. 16 ("APB 16").

  2.
  Guarantees

    As set forth in ACG Holdings, Inc. consolidated financial statements, a substantial portion of Graphics' long-term obligations has been guaranteed by Holdings.

    Holdings has guaranteed Graphics' indebtedness under the Bank Credit Agreement, which guarantee is secured by a pledge of all of Graphics' stock. Borrowings under the Bank Credit Agreement are secured by substantially all assets of Graphics. Holdings is restricted under its guarantee of the Bank Credit Agreement from, among other things, entering into mergers, acquisitions, incurring additional debt, or paying cash dividends.

    On August 15, 1995, Graphics issued $185 million of Senior Subordinated Notes (the "Notes") bearing interest at 12 3/4% and maturing August 1, 2005. The Notes are guaranteed on a senior subordinated basis by Holdings and are subordinate to all existing and future senior indebtedness, as defined, of Graphics.

  3.
  Dividends from Subsidiaries and Investees

    No cash dividends were paid to Holdings from any consolidated subsidiaries, unconsolidated subsidiaries or investees accounted for by the equity method during the periods reflected in these condensed financial statements.

  4.
  Tax Sharing Agreement

    Holdings and Graphics are parties to a tax sharing agreement effective July 27, 1989. Under the terms of the agreement, Graphics (whose income is consolidated with that of Holdings for federal income tax purposes) is liable to Holdings for amounts representing federal income taxes calculated on a "stand-alone basis". Each year Graphics pays to Holdings the lesser of (i) Graphics' federal tax liability computed on a stand-alone basis and (ii) its allocable share of the federal tax liability of the consolidated group. Accordingly, Holdings is not currently reimbursed for the separate tax liability of Graphics to the extent Holdings' losses reduce consolidated tax liability. Reimbursement for the use of such Holdings' losses will occur when the losses may be used to offset Holdings' income computed on a stand-alone basis. Graphics has also agreed to reimburse Holdings in the event of any adjustment (including interest or penalties) to consolidated income tax returns based upon Graphics' obligations with respect thereto. Also, under the terms of the tax sharing agreement, Holdings has agreed to reimburse Graphics for refundable federal income taxes equal to an amount which would be refundable to Graphics had Graphics filed separate federal income tax returns for all years under the agreement. Graphics and Holdings have also agreed to treat foreign, state and local income and franchise taxes for which there is consolidated or combined reporting in a manner consistent with the treatment of federal income taxes as described above.

  5.
  Refinancing Transaction

    Graphics has a $145 million credit facility with a syndicate of lenders (the "Bank Credit Agreement"), providing for a $70 million revolving credit facility which is not subject to a borrowing base limitation (the "Revolving Credit Facility") maturing on March 31, 2004, a $25 million amortizing term loan facility maturing on March 31, 2004 (the "A Term Loan Facility") and a $50 million amortizing term loan facility maturing on March 31, 2005 (the "B Term Loan Facility").

    Interest under the Bank Credit Agreement is floating based upon existing market rates plus agreed upon margin levels. In addition, Graphics is obligated to pay specific commitment and letter of credit fees. Such margin levels and fees reduce over the term of the agreement subject to the achievement of certain Leverage Ratio measures.

    Borrowings under the Bank Credit Agreement are secured by substantially all of Graphics' assets. In addition, Holdings has guaranteed the indebtedness under the Bank Credit Agreement, which guarantee is secured by a pledge of all of Graphics' and its subsidiaries' stock. The new agreement (1) requires satisfaction of certain financial covenants including Minimum Consolidated EBITDA, Consolidated Interest Coverage Ratio and Leverage Ratio requirements, (2) requires prepayments in certain circumstances including excess cash flows, proceeds from asset dispositions in excess of prescribed levels and certain capital structure transactions and (3) contains various restrictions and limitations on the following items: (a) the level of capital spending, (b) the incurrence of additional indebtedness, (c) mergers, acquisitions, investments and similar transactions and (d) dividends and other distributions. In addition, the agreement includes various other customary affirmative and negative covenants. Graphics' ability to pay dividends or lend funds to Holdings is restricted.

SCHEDULE II – VALUATION AND QUALIFYING ACCOUNTS
ACG HOLDINGS, INC.

	Balance at Beginning of Period	Expense/ (Income)	Write-offs	Other Adjustments	Balance at End of Period
	(In thousands)
Fiscal Year ended March 31, 2003
Allowance for doubtful accounts	$2,537	873	(886)	—	$2,524
Reserve for inventory obsolescence	$390	(1)	(4)	—	$385
Income tax valuation allowance	$23,346	—	— (a)	3,469	$26,815
Fiscal Year ended March 31, 2002
Allowance for doubtful accounts	$3,840	(602)	(701)	—	$2,537
Reserve for inventory obsolescence	$485	(62)	(33)	—	$390
Income tax valuation allowance	$23,469	—	— (b)	(123)	$23,346
Fiscal Year ended March 31, 2001
Allowance for doubtful accounts	$2,860	1,472	(492)	—	$3,840
Reserve for inventory obsolescence	$489	189	(193)	—	$485
Income tax valuation allowance	$36,081	—	— (c)	(12,612)	$23,469
(a)
The increase in the valuation allowance primarily relates to an increase in deferred tax assets arising from an increase in the minimum pension liability, partially offset by a decrease in other temporary differences generating deferred tax assets.

(b)
The decrease in the valuation allowance primarily relates to projected future use of net operating loss carryforwards, partially offset by deferred tax assets related to an increase in the minimum pension liability.

(c)
The decrease in the valuation allowance primarily relates to current year income for which no tax expense has been recorded and to projected future use of net operating loss carryforwards.

Item 12. Results of Operations and Financial Condition

        The Company is furnishing this Current Report on Form 8-K in order to furnish to the Securities and Exchange Commission a press release, dated November 6, 2003, which press release may be deemed to disclose information regarding our results of operations for our second fiscal quarter and the six month period ended September 30, 2003. A copy of the press release being furnished is attached hereto as Exhibit 99.1.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

ACG HOLDINGS, INC. AMERICAN COLOR GRAPHICS, INC.
	By:	/s/ PATRICK W. KELLICK Patrick W. Kellick SENIOR VICE PRESIDENT/ CHIEF FINANCIAL OFFICER
Dated: November 6, 2003

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release, dated November 6, 2003, issued by ACG Holdings, Inc. and American Color Graphics, Inc.

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ACG Holdings, Inc. Selected Financial Data
Fiscal Year 2003 vs. Fiscal Year 2002
Fiscal Year 2002 vs. Fiscal Year 2001
CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
ACG HOLDINGS, INC. Consolidated Balance Sheets (In thousands)
ACG HOLDINGS, INC. Consolidated Balance Sheets (Dollars in thousands, except par values and liquidation preference)
ACG HOLDINGS, INC. Consolidated Statements of Operations (In thousands)
ACG HOLDINGS, INC. Consolidated Statements of Stockholders' Deficit (In thousands)
ACG HOLDINGS, INC. Consolidated Statements of Cash Flows (In thousands)
ACG HOLDINGS, INC. Consolidated Statements of Cash Flows – Continued (In thousands)
ACG HOLDINGS, INC. Notes to Consolidated Financial Statements
SCHEDULE I – CONDENSED FINANCIAL INFORMATION OF REGISTRANT ACG HOLDINGS, INC. Parent Company Only Condensed Balance Sheets (Dollars in thousands)
SCHEDULE I – CONDENSED FINANCIAL INFORMATION OF REGISTRANT ACG HOLDINGS, INC. Parent Company Only Condensed Statements of Operations (In thousands)
SCHEDULE I – CONDENSED FINANCIAL INFORMATION OF REGISTRANT ACG HOLDINGS, INC. Parent Company Only Condensed Statements of Cash Flows (In thousands)
SCHEDULE I – CONDENSED FINANCIAL INFORMATION OF REGISTRANT ACG HOLDINGS, INC. Parent Company Only Notes to Condensed Financial Statements
SIGNATURE
EXHIBIT INDEX